For further information: Paula Waters, VP, Investor Relations 504/576-4380 pwater1@entergy.com
INVESTOR NEWS
Exhibit 99.1

Nov. 5, 2012

ENTERGY REPORTS THIRD QUARTER EARNINGS AND
ISSUES FORWARD-LOOKING FINANCIAL UPDATE

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported earnings of $1.89 per share on an as-reported basis and $1.95 per share on an operational basis for third quarter 2012, as shown in Table 1 below. A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported Earnings	1.89	3.53	(1.64)	3.10	6.67	(3.57)
Less Special Items	(0.06)	-	(0.06)	(1.41)	-	(1.41)
Operational Earnings	1.95	3.53	(1.58)	4.51	6.67	(2.16)
Weather Impact	0.08	0.29	(0.21)	(0.01)	0.57	(0.58)

Operational Earnings Highlights for Third Quarter 2012

•
Utility earnings were lower due largely to the absence of the net earnings benefit associated with an August 2011 Internal Revenue Service settlement and higher non-fuel operation and maintenance expense.

•	Entergy Wholesale Commodities earnings decreased due primarily to lower net revenue and higher non-fuel operation and maintenance expense, partially offset by a lower effective income tax rate.
•	Parent & Other results declined due primarily to higher income tax expense on Parent & Other activities.

“While our near-term financial results and outlook continue to reflect the current low commodity price environment, we remained focused on managing all aspects of our business that we can control day-to-day in a safe and efficient manner,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “We’ve made substantial progress on our initiative to join MISO, a regional transmission organization. Most recently, the Arkansas Public Service Commission and the Public Utility Commission of Texas conditionally approved proposals put forth by their respective companies. These milestones move our customers significantly closer to achieving up to $1.4 billion in projected savings over the next decade.

“We continue to focus on the future by managing risk and executing on all initiatives intended to create value for all stakeholders, such as the proposal to spin off and merge the transmission business with ITC Holdings Corp. The new management team’s transition will be seamless as they take over responsibility to complete the initiatives underway, as well as identify new ideas and opportunities.”

Entergy’s business highlights also included the following:

•
Entergy initiated the approval process for the spin-off and merger of the transmission business with ITC, including filings in four retail jurisdictions and at the Federal Energy Regulatory Commission.

•
The New York Independent System Operator finalized the 2012 Reliability Needs Assessment, which reiterated reliability benefits of Indian Point. Two other independent reports also presented findings supporting the importance of Indian Point.

•	The U.S. Department of Energy gave Entergy’s response to Hurricane Isaac an “A+” noting, “This is one of the best restorations we’ve seen in recent memory and Entergy should be commended.”
•	Entergy was named to the Dow Jones North America and World Sustainability Indexes, marking the 11th consecutive year of membership in the World or North America Index, or both.

A teleconference will be held at noon CT on Monday, Nov. 5, 2012, to discuss Entergy’s third quarter 2012 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 5414008, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available by telephone and on Entergy’s website at www.entergy.com as soon as practical after the transcript is filed with the U.S. Securities and Exchange Commission due to filing requirements associated with the proposed spin-off and merger of Entergy’s transmission business with ITC. The telephone replay will be available through Nov. 12, 2012, by dialing (719) 457-0820, confirmation code 5414008.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for third quarter and year-to-date 2012 versus 2011, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings. Third quarter 2012 earnings decreased compared to a year ago. A detailed discussion of the factors driving quarterly results at each business segment follows.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Third Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
As-Reported
Utility	1.66	2.95	(1.29)	3.73	5.24	(1.51)
Entergy Wholesale Commodities	0.67	0.73	(0.06)	0.18	1.78	(1.60)
Parent & Other	(0.44)	(0.15)	(0.29)	(0.81)	(0.35)	(0.46)
Consolidated As-Reported Earnings	1.89	3.53	(1.64)	3.10	6.67	(3.57)

Less Special Items
Utility	(0.06)	-	(0.06)	(0.15)	-	(0.15)
Entergy Wholesale Commodities	-	-	-	(1.26)	-	(1.26)
Parent & Other	-	-	-	-	-	-
Consolidated Special Items	(0.06)	-	(0.06)	(1.41)	-	(1.41)

Operational
Utility	1.72	2.95	(1.23)	3.88	5.24	(1.36)
Entergy Wholesale Commodities	0.67	0.73	(0.06)	1.44	1.78	(0.34)
Parent & Other	(0.44)	(0.15)	(0.29)	(0.81)	(0.35)	(0.46)
Consolidated Operational Earnings	1.95	3.53	(1.58)	4.51	6.67	(2.16)
Weather Impact	0.08	0.29	(0.21)	(0.01)	0.57	(0.58)

Detailed earnings variance analysis is included in Appendix B-1 and Appendix B-2 to this release. In addition, Appendix B-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in third quarter 2012 was $1,032 million compared to $1,153 million in third quarter 2011. The overall quarterly decrease was due primarily to:

•	Decrease in EWC net revenue and
•	Non-capital storm spending associated with Hurricane Isaac.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with current quarter and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Third Quarter and Year-to-Date 2012 vs. 2011
(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility	821	850	(29)	1,797	1,490	307
Entergy Wholesale Commodities	273	357	(84)	566	738	(172)
Parent & Other	(62)	(54)	(8)	(143)	(98)	(45)
Total Net Cash Flow Provided by Operating Activities	1,032	1,153	(121)	2,220	2,130	90

II.	Utility

In third quarter 2012, Utility earnings were $1.66 per share on an as-reported basis and $1.72 per share on an operational basis, compared to as-reported and operational earnings per share of $2.95 in third quarter 2011. The quarter-over-quarter decrease was due largely to the absence of the net earnings benefit from a 2011 IRS settlement that resulted in a significant reduction in income tax expense, the majority of which was recorded at the Utility, and the regulatory charge recorded to reflect the agreement to share the benefits resulting from the settlement with ELL customers, which decreased net revenue.

Third quarter 2012 Utility net revenue increased. However, excluding the prior year regulatory charge, Utility net revenue decreased slightly due to several factors. Billed retail sales volume was down quarter over quarter driven primarily by the effects of weather and Hurricane Isaac. Overall, weather was warmer than normal for the current quarter, but fell short of the significantly above-normal temperatures experienced in the third quarter of 2011. The decreases were largely offset by the net effect of regulatory actions in several jurisdictions and increased net revenue attributable to weather-adjusted volume. Although total weather-adjusted retail sales growth was essentially flat, net revenue increased from sales growth due to growth in the higher-margin residential and commercial segments.

Higher non-fuel operation and maintenance expense and higher depreciation expense also contributed to the quarter-over-quarter decline. The non-fuel operation and maintenance expense increase was attributable to several factors, including the absence of a deferral of previously expensed outage costs at ENOI recorded in the third quarter of 2011, a temporary increase in EMI’s storm damage reserve and higher costs related to EAI’s energy efficiency program (both offset in net revenue) and higher compensation and benefits costs (largely pension). Those factors were partially offset by deferral or capitalization of Isaac storm restoration costs.

Current quarter results included adjustments recorded in several income statement categories following the PUCT’s final order in ETI’s rate case issued in September 2012. The net effect of approximately $21 million pre-tax was driven primarily by a reduction in ETI's regulatory asset associated with estimated Hurricane Rita insurance recoveries and the expected amortization period of that asset.

Retail electric sales, in billed gigawatt-hours, is summarized in Table 4 by customer segment. Current quarter retail sales reflect the following:

•	Residential sales in third quarter 2012, on a weather-adjusted basis, increased 1.4 percent compared to third quarter 2011.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 0.9 percent quarter over quarter.
•	Industrial sales in the third quarter decreased 2.5 percent compared to the same quarter of 2011.

Billed retail sales growth on a weather-adjusted basis was essentially flat quarter over quarter. Growth in residential and commercial and governmental sales was offset by a decline in industrial sales. The industrial sales decrease was due partly to an outage at a large industrial customer.

Table 4 provides a comparative summary of Utility operational performance measures.

Table 4: Utility Operational Performance Measures
Third Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)

	Third Quarter				Year-to-Date
	2012	2011	% Change	% Weather Adjusted	2012	2011	% Change	% Weather Adjusted
GWh billed
Residential	11,605	12,376	(6.2)%	1.4%	27,305	29,411	(7.2)%	3.0%
Commercial and governmental	9,101	9,344	(2.6)%	0.9%	23,846	23,923	(0.3)%	2.4%
Industrial	10,748	11,024	(2.5)%	(2.5)%	31,114	30,681	1.4%	1.4%
Total Retail Sales	31,454	32,744	(3.9)%	(0.1)%	82,265	84,015	(2.1)%	2.2%
Wholesale	833	1,038	(19.7)%		2,402	3,021	(20.5)%
Total Sales	32,287	33,782	(4.4)%		84,667	87,036	(2.7)%
O&M expense per MWh (a)	$16.66	$14.93	11.6%		$18.73	$17.11	9.5%
Number of retail customers
Residential					2,379,080	2,369,437	0.4%
Commercial and governmental					356,014	353,903	0.6%
Industrial					47,209	47,575	(0.8)%
Total Retail Customers					2,782,303	2,770,915	0.4%

(a)	Third quarter and year-to-date 2012 exclude the special item associated with the proposed spin-merge of the transmission business.

Appendix C provides information on selected pending local and federal regulatory cases.

III.	Entergy Wholesale Commodities

EWC operational adjusted EBITDA was $185 million in the third quarter of 2012, compared to $241 million in the same period a year ago, as shown in Table 5. The decline was due largely to lower net revenue from the nuclear portfolio primarily on lower energy pricing. The average realized revenue per megawatt hour for the nuclear fleet was approximately $52, down from approximately $56 in the same period last year. While nuclear generation declined due to an increase in refueling and unplanned outage days, the effect of outage days was partially offset by the exercise of resupply options provided for in power purchase agreements whereby, under these options, EWC may elect to supply power from another source when the plant is not running. Lower net revenue from EWC’s nuclear fleet was partially offset by net revenue from the 583-megawatt RISEC, which was acquired in December 2011. Higher non-fuel operation and maintenance expense also contributed to the operational adjusted EBITDA decline, driven by higher compensation and benefits costs (largely pension) and the RISEC acquisition.

Table 5: Entergy Wholesale Commodities Operational Adjusted EBITDA – Reconciliation of GAAP to Non-GAAP Measures
Third Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)
($ in millions)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Net income	119	131	(12)	32	320	(288)
Add back: interest expense	3	6	(3)	16	15	1
Add back: income tax expense	34	64	(30)	(10)	213	(223)
Add back: depreciation and amortization	30	45	(15)	129	133	(4)
Subtract: interest and investment income	30	34	(4)	108	98	10
Add back: decommissioning expense	29	29	-	42	86	(44)
Adjusted EBITDA	185	241	(56)	101	669	(568)
Add back: special item for asset impairment	-	-	-	356	-	356
Operational adjusted EBITDA	185	241	(56)	457	669	(212)

EWC earnings for the third quarter 2012 were $0.67 per share on an as-reported basis and an operational basis, compared to $0.73 per share in third quarter 2011. The decline was largely attributable to the operational EBITDA drivers noted above. These items were partially offset by lower depreciation expense and a lower effective income tax rate. The depreciation expense decrease was due primarily to the receipt of proceeds by Indian Point 2 for the resolution of litigation related to the DOE’s failure to provide timely spent fuel storage. The lower effective income tax rate reflected a portion of Entergy Nuclear Power Marketing income tax expense being recorded at Parent & Other due to an ownership restructuring.

Table 6 provides a comparative summary of EWC operational performance measures.

Table 6: Entergy Wholesale Commodities Operational Performance Measures
Third Quarter and Year-to-Date 2012 vs. 2011 (see Appendix F for definitions of certain measures)

	Third Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change
Owned capacity	6,612	6,016	9.9%	6,612	6,016	9.9%
GWh billed	12,002	11,255	6.6%	34,957	32,376	8.0%
Net revenue ($ millions)	$495	$542	(8.7)%	$1,391	$1,541	(9.7)%
Average realized revenue per MWh	$51.88	$56.02	(7.4)%	$49.84	$55.20	(9.7)%
Non-fuel O&M expense per MWh (b)	$23.15	$23.71	(2.4)%	$23.70	$24.17	(1.9)%

EWC Nuclear Fleet
Capacity factor	90%	98%	(8.2)%	88%	93%	(5.4)%
GWh billed	10,480	10,645	(1.6)%	30,744	30,551	0.6%
Average realized revenue per MWh	$52.27	$56.07	(6.8)%	$50.42	$55.31	(8.8)%
Production cost per MWh	$26.14	$24.92	4.9%	$26.19	$24.97	4.9%
Refueling outage days:
FitzPatrick (c)	15	-		15	-
Indian Point 2	-	-		28	-
Indian Point 3	-	-		-	30
Palisades	-	-		34	-
Pilgrim	-	-		-	25

(b)
Measure definition changed for current and historical periods (previously included purchased power expense, which is included in net revenue). Year-to-date 2012 excludes the effect of the special item for impairment of the Vermont Yankee assets.

(c)	Table reflects the duration of refueling outages that occurred through the third quarter; the FitzPatrick refueling outage continued for 19 days into the fourth quarter 2012.

Table 7 provides information on current forward capacity and generation contracts for EWC’s fleet, as well as total revenue projections based on market prices as of Sept. 30, 2012. EWC uses a combination of forward physical and financial contracts, including swaps, collars, put and / or call options, to manage forward commodity price risk. Certain hedge volumes have price downside and upside relative to market price movements. The contracted minimum, current expected value and sensitivity are provided to show potential variations. While the sensitivity reflects the minimum, it may not reflect the total maximum upside potential from higher market prices. Information contained in Table 7 represents projections at a point in time and will vary over time based on numerous factors, such as future market prices, contracting activities and generation.

Table 7: Entergy Wholesale Commodities Capacity and Generation
Fourth Quarter 2012 through 2017 (see Appendix F for definitions of certain measures)
(based on market prices as of Sept. 30, 2012) (d)
	Balance of 2012	2013	2014	2015	2016	2017
EWC Nuclear Portfolio
Energy
Planned TWh of generation	11	40	41	41	40	41
Percent of planned generation under contract
Unit-contingent	65%	41%	22%	12%	12%	13%
Unit-contingent with availability guarantees	13%	19%	15%	13%	13%	13%
Firm LD	24%	24%	55%	-%	-%	-%
Offsetting positions	(13)%	-%	(19)%	-%	-%	-%
Total	89%	84%	73%	25%	25%	26%
Average revenue per MWh on contracted volumes
Minimum	$47	$45	$44	$48	$50	$51
Expected based on current market prices	$47	$45	$45	$49	$51	$52
Sensitivity: - / + $10 per MWh market price change	$47	$45 - $47	$44 - $48	$48 - $52	$50 - $54	$51 - $55

Capacity
Planned net MW in operation	5,011	5,011	5,011	5,011	5,011	5,011
Percent of capacity sold forward
Bundled capacity and energy contracts	16%	16%	16%	16%	16%	16%
Capacity contracts (e)	59%	28%	13%	12%	5%	-%
Total	75%	44%	29%	28%	21%	16%
Average revenue under contract per kW per month (applies to capacity contracts only) (e)	$2.2	$2.3	$2.9	$3.3	$3.4	$-

Total Nuclear Energy and Capacity Revenues
Expected sold and market total revenue per MWh	$48	$47	$45	$45	$47	$48
Sensitivity: - / + $10 per MWh market price change	$47 - $49	$46 - $51	$42 - $51	$38 - $53	$40 - $55	$41 - $56

EWC Non-Nuclear Portfolio
Energy
Planned TWh of generation (f)	1	6	6	6	6	6
Percent of planned generation under contract
Cost-based contracts	42%	39%	32%	35%	32%	32%
Firm LD	5%	5%	5%	7%	6%	6%
Total	47%	44%	37%	42%	38%	38%

Capacity
Planned net MW in operation (f)	1,052	1,052	1,052	1,052	1,052	1,052
Percent of capacity sold forward
Cost-based contracts	35%	29%	24%	24%	24%	24%
Bundled capacity and energy contracts	8%	8%	8%	8%	8%	8%
Capacity contracts	53%	47%	47%	48%	20%	-%
Total	96%	84%	79%	80%	52%	32%

Total Non-Nuclear Net Revenue
Expected portfolio net revenue in $ millions	$19	$77	$80	$78	$88	$97

(d)
Assumes uninterrupted normal operation at all plants, including Vermont Yankee. NRC license renewal applications are in process for both Indian Point units; current license expirations are 9/28/13 for Indian Point 2 and 12/12/15 for Indian Point 3.

(e)
Does not include Vermont Yankee capacity for the June 2014 through May 2015 delivery period (FCA#5). A delist bid was rejected in FCA#5 auction when it was held in June 2011, but the ISO-NE has until May 2013 to retroactively accept the delist bid.

(f)
Non-nuclear planned generation and net MW in operation include purchases from affiliated and non-affiliated counterparties under long-term contracts and exclude energy and capacity from EWC’s wind investment accounted for under the equity method of accounting and Ritchie.

IV.	Parent & Other

Parent & Other reported a loss of $(0.44) per share on an as-reported basis and an operational basis in third quarter 2012, compared to an as-reported and operational loss of $(0.15) per share in third quarter 2011. Higher income tax expense on Parent & Other activities was the primary factor driving the decrease. The major drivers were the absence of favorable income tax adjustments associated with the prior year IRS settlement and the 2012 Entergy Nuclear Power Marketing income tax expense noted earlier. Higher interest expense also contributed to the decrease.

V.	2012 Earnings Guidance

Entergy updated its 2012 earnings guidance range to be $3.44 to $4.24 per share on an as-reported basis and affirmed operational guidance of $4.85 to $5.65 per share. Entergy noted that indications continue to point to the upper end of the guidance ranges. The revised as-reported guidance range reflects special items recorded in the current quarter for expenses in connection with the proposed spin-off and merger of Entergy’s transmission business with ITC. As-reported earnings guidance for 2012 does not reflect any potential future expenses for the proposed spin-merge.

The 2012 earnings guidance is detailed in Table 8. Year-over-year changes are shown as point estimates and are applied to 2011 earnings to compute the 2012 guidance midpoint. Drivers for the 2012 guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range.

Table 8: 2012 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Operational last updated April 2012, As-Reported last updated October 2012 (g)
Segment	Description of Drivers	2011 Earnings per Share	Expected Change	2012 Guidance Midpoint	2012 Guidance Range

Utility	2011 Operational Earnings per Share	6.20
	Adjustment to normalize weather		(0.52)
	Increased net revenue due to absence of sharing 2011 tax benefit with ELL customers		1.11
	Increased net revenue due to sales growth and rate actions		0.85
	Increased non-fuel operation and maintenance expense		(0.05)
	Increased other operating expenses		(0.10)
	Increased depreciation expense		(0.20)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(2.49)
	Other		0.10
	Subtotal	6.20	(1.40)	4.80

Entergy Wholesale Commodities	2011 Operational Earnings per Share	2.74
	Decreased net revenue from nuclear assets due primarily to lower pricing		(0.60)
	Increased non-fuel operation and maintenance expense for nuclear operations		(0.05)
	Increased other operating expenses for nuclear operations		(0.05)
	Decommissioning liability reduction in 2011		(0.12)
	Increased depreciation expense on nuclear assets		(0.05)
	Increased after-tax operating income for EWC non-nuclear operations, including RISEC acquisition		0.10
	Increased interest and dividend income		0.05
	Higher effective income tax rate		(0.17)
	Other		(0.05)
	Subtotal	2.74	(0.94)	1.80

Parent & Other	2011 Operational Earnings per Share	(1.32)
	Increased Parent non-fuel operation and maintenance expense		(0.05)
	Increased Parent interest expense		(0.15)
	Lower income tax expense		0.74
	Other		(0.02)
	Subtotal	(1.32)	0.52	(0.80)

Consolidated Operational	2012 Operational Earnings per Share Guidance Range	7.62	(1.82)	5.80	5.40 – 6.20

	Decreased net revenue due to first quarter 2012 weather impact		(0.18)
	Increased income tax expense resulting from write-off of regulatory asset		(0.26)
	Increased non-fuel operation and maintenance expense due to final pension assumptions		(0.24)
	Reduced operating expenses due to Vermont Yankee asset impairment		0.14
	Decreased net revenue on EWC’s nuclear open position largely driven by lower energy prices as of March 31, 2012		(0.23)
	Other		0.22

	Revised 2012 Operational Earnings per Share Guidance Range	7.62	(2.37)	5.25	4.85 – 5.65

Consolidated As-Reported	2011 As-Reported Earnings per Share	7.55
	Changes detailed above		(2.37)
	2011 special items for expenses associated with proposed spin-merge of Entergy’s transmission business		0.07
	Asset impairment on Vermont Yankee nuclear power plant		(1.26)
	Year-to-date 2012 special item for expenses associated with proposed spin-merge of Entergy’s transmission business		(0.15)
	2012 As-Reported Earnings per Share Guidance Range	7.55	(3.71)	3.84	3.44 – 4.24

(g)
Originally prepared November 2011, updated January 2012 to reflect 2011 final results, revised April 2012 and updated on an as-reported basis July 2012 and October 2012. As-reported earnings guidance does not include any fourth quarter 2012 special items for expenses in connection with the proposed spin-off and merger of Entergy’s transmission business with ITC.

Key assumptions supporting 2012 operational earnings guidance are as follows:

Utility
•	Normal weather
•	Retail sales growth of around 1.6 percent on a weather-adjusted basis, including the effects of industrial expansion and cogen loss
•	Increased net revenue from rate actions
•
Increased net revenue due to the absence of the third quarter 2011 regulatory charge to reflect an agreement to share a portion of the benefits with ELL customers that resulted from an Internal Revenue Service tax settlement

•
Increased non-fuel operation and maintenance expense due to plant acquisitions and general expense increases, including lower expense associated with employee stock options, which is offset in Parent & Other

•	Increased depreciation expense associated with capital spending at the Utility
•	Increased other operating expense due primarily to higher taxes other than income taxes, resulting largely from new plant acquisitions as well as expiration of property tax exemptions
•	Increased interest expense due to higher debt outstanding
•	Higher effective income tax rate in 2012, due largely to the absence of the August 2011 IRS settlement, a portion of which was partially offset in net revenue as noted above
•	Other primarily driven by the effect of 2011 share repurchases

Entergy Wholesale Commodities
•
41 TWh of total output for the non-utility nuclear fleet, reflecting an approximate 93 percent capacity factor, including 30-day scheduled refueling outages at Indian Point 2 and Palisades in Spring 2012 and FitzPatrick in Fall 2012

•	Assumes full year operations for Vermont Yankee and Pilgrim
•	89 percent of energy sold under existing contracts at the time 2012 guidance was initiated and 11 percent sold into the spot market for EWC-nuclear fleet
•	$49/MWh average energy contract price and $46/MWh average unsold energy price based on published market prices at the end of September 2011 for EWC-nuclear fleet
•
50 percent of capacity sold under existing contracts (including 32 percent sold as capacity contracts and 18 percent sold bundled with energy) for EWC-nuclear fleet at the time 2012 guidance was initiated

•	$2.8/kW-month average sold capacity contract price and $0.5/kW-month average unsold capacity price based on published market prices at the end of September 2011 for EWC-nuclear fleet
•	Palisades PPA revenue amortization of $17 million in 2012, down from $43 million in 2011
•	Increased nuclear fuel expense reflected in net revenue
•	Non-fuel operation and maintenance expense for nuclear operations, including refueling outage expense and purchased power, around $25.5/MWh reflecting general expense increases
•	Absence of reduction in the asset retirement obligation resulting from an updated Vermont Yankee decommissioning cost study, which reduced decommissioning expense, completed in the fourth quarter 2011
•	Increased other operating expense due to higher decommissioning expense (excluding the fourth quarter 2011 adjustment noted above) and higher taxes other than income taxes for nuclear operations
•	Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets
•
Improved year-over-year operating income for the balance of EWC’s business, including the assumed RISEC acquisition by year-end 2011 and market prices at the end of September 2011 (2012 guidance range revised in April 2012 considers market prices as of March 2012)

•	Higher effective income tax rate in 2012

Parent & Other
•	Increased Parent non-fuel operation and maintenance expense due primarily to the offset of lower intercompany employee stock option expense at Utility
•	Higher Parent interest expense due to the refinancing of low-cost debt (at the time 2012 guidance was initiated, the existing credit facility was set to expire in August 2012)
•	Lower income tax expense in 2012

Share Repurchase Program
•
2012 average fully diluted shares outstanding of approximately 177 million; does not assume any repurchases under the $500 million share repurchase authority, $350 million of which remained as of Dec. 31, 2011

Other
•	Overall effective income tax rate of 34 percent in 2012
•	Pension discount rate of 5.6 percent (the final average pension discount rate is 5.1 percent)

2012 Guidance Range Revised April 2012
•	Unfavorable weather effect through first quarter 2012
•	First quarter 2012 write-off of a regulatory asset associated with income taxes
•	Lower-than-planned pension discount rate and other updated pension assumptions
•	Reduced expenses (fuel, refueling outage amortization, depreciation) for Vermont Yankee resulting from the asset impairment recorded in the first quarter of 2012
•
$30/MWh average EWC unsold nuclear energy price based on year-to-date and balance of the year market prices as of the end of the March 2012; average energy price for unsold volume based on prices as of the end of September 2012 is around $34/MWh

•
$1.15/kW-month average EWC unsold nuclear capacity price based on year-to-date and balance of the year market prices as of the end of March 2012; average capacity price for unsold volume based on prices as of the end of September 2012 is approximately $1.3/kW-month

•
Other includes reductions in non-fuel operation and maintenance expense, lower-than-planned interest expense based on financings completed to date and potential income tax benefits incremental to the original plan

VI.	2013 Earnings Guidance

Entergy is initiating 2013 earnings guidance in the range of $4.60 to $5.40 per share on both an as-reported basis and an operational basis. Year-over-year changes are shown as point estimates and are applied to an adjusted 2012 starting point to compute the 2013 guidance midpoint. While Entergy affirmed its updated 2012 earnings guidance ranges, the 2012 starting point by business segment was adjusted consistent with current indications and also to improve the alignment of certain intercompany items and income tax activity within the EWC reporting segment. The full-year 2012 adjustment between EWC and Parent & Other is approximately $0.40 per share (reflecting a reduction at EWC and an increase at Parent & Other), which is split roughly 70 percent income tax expense and 30 percent interest income. The overall adjusted starting point per share is $5.55 on an operational basis and $4.14 on an as-reported basis, compared to 2012 earnings per share guidance of $4.85 to $5.65 on an operational basis and $3.44 to $4.24 on an as-reported basis.

As-reported earnings guidance for 2013 does not reflect potential future expenses for the proposed spin-merge of the transmission business with ITC. The as-reported 2013 guidance will be updated throughout the year as these transaction-related expenses are incurred. Drivers for the 2013 earnings guidance range are listed separately. Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the guidance midpoint to produce Entergy’s guidance range. Entergy’s 2013 earnings guidance is detailed in Table 9 below.

Table 9: 2013 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Prepared November 2012
Segment	Description of Drivers	2012 Adjusted Starting Point	Expected Change	2013 Guidance Midpoint	2013 Guidance Range

Utility	Revised 2012 Operational Earnings per Share Guidance	4.65
	Adjustment to normalize weather		0.01
	Increased net revenue due to absence of sharing 2012 tax benefit with customers		0.57
	Increased net revenue due to retail sales growth and rate actions		1.25
	Increased non-fuel operation and maintenance expense		(0.40)
	Increased taxes other than income taxes		(0.10)
	Increased depreciation expense		(0.35)
	Decreased other income		(0.05)
	Increased interest and other charges		(0.10)
	Higher effective income tax rate		(0.80)
	Other		0.02
	Subtotal	4.65	0.05	4.70

Entergy Wholesale Commodities	Revised 2012 Operational Earnings per Share Guidance	1.50
	Decreased net revenue due primarily to lower pricing on nuclear assets		(0.40)
	Increased non-fuel operation and maintenance expense		(0.15)
	Increased decommissioning expense		(0.15)
	Increased depreciation expense		(0.10)
	Lower effective income tax rate		0.10
	Subtotal	1.50	(0.70)	0.80

Parent & Other	Revised 2012 Operational Earnings per Share Guidance	(0.60)
	Increased Parent interest expense		(0.05)
	Lower income tax expense		0.15
	Subtotal	(0.60)	0.10	(0.50)

Consolidated Operational	2013 Operational Earnings per Share Guidance Range	5.55	(0.55)	5.00	4.60 – 5.40

Consolidated As-Reported	Revised 2012 As-Reported Earnings per Share Guidance	4.14
	Changes detailed above		(0.55)
	2012 Expenses associated with the proposed spin-merge of Entergy’s transmission business through September 2012		0.15
	2012 Asset impairment on Vermont Yankee nuclear power plant		1.26
	2013 As-Reported Earnings per Share Guidance Range	4.14	0.86	5.00	4.60 – 5.40

Key assumptions supporting 2013 operational earnings guidance are as follows:

Utility
•	Normal weather
•
Increased net revenue due to the absence of the second quarter 2012 regulatory charge to reflect sharing of income tax benefits with EGSL and ELL customers resulting from an IRS agreement regarding the treatment for hurricanes Katrina and Rita storm cost financings

•	Retail sales growth of around 1.25 percent on a weather-adjusted basis
•
Increased net revenue from rate actions, including those associated with the Waterford 3 steam generator replacement project, a full year of the Grand Gulf extended power uprate and the Hinds and Hot Spring acquisitions, which are partially offset by increases in non-fuel operation and maintenance expense, depreciation expense and taxes other than income taxes

o
Guidance midpoint assumes the Hinds and Hot Spring plants are in service for all of 2013 (the DOJ review of the transaction is ongoing and closing has been delayed while the DOJ continues its review; EAI and EMI do not know when the DOJ will conclude its review or the extent to which its review of the transactions will be affected by the ongoing civil investigation of competitive issues of the Utility operating companies)

•	Increased non-fuel operation and maintenance expense due to plant acquisitions and other general expense increases
•	Increased taxes other than income taxes resulting largely from new plant acquisitions as well as increased franchise taxes
•	Increased depreciation expense associated with capital spending at the Utility and the new depreciation rates established in the ETI rate case in July 2012
•
Decreased other income due primarily to lower allowance for equity funds used during construction as significant projects moved into service (Waterford 3 steam generator, Grand Gulf extended power uprate)

•	Increased interest expense due primarily to a higher level of debt outstanding
•	Higher effective income tax rate in 2013, due largely to the net effect of the absence two items in 2012
o
Second quarter 2012 reduction in income tax expense resulting from an IRS agreement regarding the tax treatment for storm cost financings in Louisiana associated with hurricanes Katrina and Rita (a portion of which was partially offset in net revenue as noted above) and

o	First quarter 2012 increase in income tax expense associated with the write off of a regulatory asset at EGSL

Entergy Wholesale Commodities
•	EWC drivers represent expected variances at the segment level for 2013
•
46 TWh of total output for the total fleet, reflecting an approximate 92 percent nuclear capacity factor compared to an approximate 90 percent nuclear capacity factor in 2012; 2013 includes approximately 30- to 35-day scheduled refueling outages at Indian Point 3, Pilgrim and Vermont Yankee in Spring 2013 and Palisades in Fall 2013 (outage days vary depending on the scope of the outage)

•	Assumes full year operations for all nuclear plants
•	$47/MWh average total energy and capacity revenues for EWC-nuclear fleet based on published market prices at the end of September 2012
o	$45/MWh average revenue per MWh on contracted energy volumes, representing 84 percent of planned generation
o	$43/MWh average market price on 16 percent unsold energy volumes
o	$2.3/kW-month average capacity revenue under contract on 28 percent capacity (excludes bundled capacity contracts, which are priced within the contracted energy volumes above)
o	$1.8/kW-month average capacity price on 56 percent unsold capacity
•	$77M non-nuclear portfolio net revenue based on prices at the end of September 2012
•	Nuclear fuel expense around $6.5/MWh for 2013 compared to approximately $5.9/MWh for 2012
•	Decreased purchased power expense reflected in net revenue
•
Non-fuel operation and maintenance expense, including nuclear refueling outage expenses, around $24.3/MWh reflecting increases in refueling outage amortization for Vermont Yankee following the 2012 asset impairment, general expense increases and higher costs at RISEC due to higher maintenance outage costs

•
Increased decommissioning expense due to the absence of a reduction in the asset retirement obligation resulting from updated decommissioning cost studies completed in the second quarter 2012, which reduced decommissioning expense in the prior year period

•
Increased depreciation expense on nuclear assets due to higher depreciable plant balances as well as declining useful life of nuclear assets; also contributing was the absence of the third quarter 2012 DOE litigation awards for Indian Point 2 which resulted in a reversal of previously recorded depreciation expense

•	Lower effective income tax rate in 2013

Parent & Other
•	Higher Parent interest expense due largely to higher average debt outstanding
•	Lower income tax expense on Parent & Other activities

Other
•
2013 average fully diluted shares outstanding of approximately 177 million; does not assume any repurchases under the $500 million share repurchase authority, $350 million of which remained as of Sept. 30, 2012

•	Overall effective income tax rate of 34 percent in 2013, the timing and segment of which may ultimately vary
•	Pension discount rate of 5.1 percent

Earnings guidance for 2013 should be considered in association with earnings sensitivities as shown in Table 10. These sensitivities illustrate the estimated change in operational earnings per share resulting from changes in various revenue and expense drivers. Traditionally, the most significant variables for earnings drivers are retail sales for the Utility and energy prices for EWC. In addition, the earnings guidance range for 2013 takes into consideration a number of regulatory initiatives (rate actions) underway across the Utility jurisdictions.

Estimated annual impacts shown in Table 10 are intended to be indicative rather than precise guidance.

Table 10: 2013 Earnings Sensitivities
(Per share in U.S. $) – Prepared November 2012
Variable	2013 Guidance Assumption	Description of Change	Estimated Annual Impact
Utility
Retail sales growth Residential Commercial / Governmental Industrial	Around 1.25% retail sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.41
Non-fuel operation and maintenance expense	Increased due to plant acquisitions and general expenses	1% change in expense	+ / - 0.08
Entergy Wholesale Commodities (h)
Nuclear capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.06
EWC revenue	$47/MWh nuclear revenue; $77M non-nuclear net revenue	$10/MWh market price change	- 0.25 / + 0.49
Total non-fuel operation and maintenance expense	$24.3/MWh non-fuel operation and maintenance expense	1% change in expense	+ / - 0.04
Nuclear Outage (lost revenue only)	92% capacity factor, including refueling outages for four EWC nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $45/MWh for contracted volumes and $43/MWh for unsold volumes in 2013 (assuming no resupply option exercise)	- 0.03 / n/a
Consolidated
Interest expense	Higher debt outstanding balances	1% change in interest rate on $1 billion debt	+ / - 0.03
Effective income tax rate	34% effective income tax rate	1% change in overall effective income tax rate	+ / - 0.08

(h)	Assumes uninterrupted normal operation at all nuclear plants.

VII.	Long-term Financial Outlook

Entergy believes it offers a long-term, competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets. Table 11 summarizes the updated long-term financial outlook for 2010 through 2014. The updated long-term outlook reflects Entergy’s expectations of economic, business and commodity market conditions through 2014. Entergy also noted that the long-term financial outlook does not reflect the effects of the proposed spin-merge of the transmission business discussed in Appendix A.

Table 11: Long-term Financial Outlook (see Appendix F for definitions of certain measures)
Updated November 2012
Category	Long-term Outlook	Assumption

Earnings	Utility net income	Around 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).
Entergy Wholesale Commodities results
Revenue projections through 2014 will experience increased volatility due to commodity market activities – one of the most important fundamental drivers for this business. At current sold and forward prices with its existing asset portfolio and contracts, EWC is expected to deliver declining adjusted EBITDA for the period through 2014 compared to 2010. However, EWC offers a valuable long-term option from the potential positive effects of economic growth (driving increased load, market heat rates, capacity prices and natural gas prices), aging and unprofitable unit retirements (driving market heat rate expansion and capacity price increases), rationalization of supply and growth of demand in natural gas markets, new environmental legislation and / or enforcement of additional environmental regulations.

	Corporate results	Results will vary depending upon factors including future effective income tax and interest rates and the amount / timing of share repurchases, if any.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see value-added investment opportunities at the Utility in the coming years, as well as an investment outlook at EWC that supports continued safe, secure and reliable operations and opportunistic investments. Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program. Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases. Capital deployment through dividends and share repurchases is projected to total around $4 billion from 2010 – 2014 under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results, capital spending or new investment opportunities.

Credit Quality		Strong liquidity.
Solid credit metrics that support ready access to capital on reasonable terms.

VIII.	Appendices

Seven appendices are presented in this section as follows:

•	Appendix A includes information on Entergy’s plan to spin off the Utility transmission business and merge that business with a subsidiary of ITC Holdings Corp.
•	Appendix B includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix C provides information on selected pending local and federal regulatory cases and events.
•	Appendix D provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix E provides a summary of planned capital expenditures for the next three years.
•	Appendix F provides definitions of the operational performance measures, GAAP and non-GAAP financial measures and abbreviations or acronyms that are used in this release.
•	Appendix G provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Spin-Merge of Transmission Business

In December 2011, the Entergy and ITC boards of directors approved a definitive agreement under which Entergy will spin off and then merge its electric transmission business with a subsidiary of ITC. The transaction is targeted to close in 2013 and is subject to the satisfaction of certain closing conditions. Primary filings required include the Entergy Utility operating companies’ retail regulators as well as several federal agencies. ITC shareholders must also approve the transaction.

Appendix A provides a summary of certain activities that are pending.

Appendix A: Regulatory Summary Table for Spin-Merge of Transmission Business
Proceeding	Pending Activities
Entergy Retail Regulators
Request / Recent Activity: In conjunction with ITC Holdings Corp. and ITC MidSouth LLC, collectively ITC, all of the Utility operating companies, with the exception of ETI, have filed applications with their respective retail regulators seeking approval for the Entergy companies’ proposal to spin off and merge the Utility’s transmission business with ITC, including approval for change of control of the transmission assets and transaction-related steps in the spin-merge. Applications were filed with the LPSC, the CCNO, the APSC and the MPSC on Sept. 5, 2012, Sept. 12, 2012, Sept. 28, 2012 and Oct. 5, 2012, respectively.
Next Steps: At this point, remaining filings are targeted by year end 2012. Given that the PUCT is required to issue an order within 180 days of a filing, ETI plans to monitor the other Utility operating companies for further information on procedural schedules. In addition, EAI will also make a filing with the Missouri Public Service Commission because that operating company has some transmission assets located in the state of Missouri.
The LPSC established a procedural schedule that reflected Staff testimony due in April 2013, a hearing commencing in June 2013 and Commission consideration in September 2013. The CCNO established a procedural schedule that included Advisors testimony due in April 2013 and a hearing in July 2013. The APSC and MPSC have not yet set procedural schedules.

Federal Energy Regulatory Commission
Sections 203, 205 and 305(a) Filings Recent Activity: On Sept. 24, 2012, the Utility operating companies and ITC filed a joint application with FERC requesting certain approvals related to the proposal to spin off and merge the Utility’s transmission business with ITC, including approval for change of control of the transmission assets under Section 203 of the FPA, approval of transmission service formula rates and certain jurisdictional agreements under Section 205 of the FPA and a petition for declaratory order on application of Section 305(a) of the FPA. Two additional filings related to the transaction were made that same day: (i) MISO’s filing of an amendment to the MISO Tariff to enable the integration of ITC MidSouth’s transmission facilities into MISO for the period after closing of the transaction until the date the Utility operating companies are integrated into MISO’s Day 2 market and (ii) ESI’s filing of an ancillary services tariff and a Notice of Cancellation of Entergy’s OATT.
On Sept. 26, 2012, ESI submitted an application under Section 205 of the FPA requesting FERC authorization to cancel Service Schedule MSS-2 (transmission equalization) of the System Agreement, effective upon the consummation of the transaction.
Next Steps: FERC has set Dec. 7, 2012 as the deadline for filing comments, protests and interventions.

Section 204 Filings Recent Activity: On Oct. 31, 2012, three separate applications under Section 204 of the FPA were submitted to FERC (two by Entergy and one by ITC). The applications seek authorization related to certain debt financings necessary to effectuate the ITC transaction. The applications request that FERC grant the requested authorizations within ninety (90) days from the date of the application.
Next Steps: A deadline for comments will be set by FERC.

Internal Revenue Service
Request / Recent Activity: In July 2012, Entergy Corporation submitted a request to the IRS seeking a private letter ruling substantially to the effect that certain requirements for the tax-free treatment of the distribution of Transco are met.
Next Steps: The IRS is expected to make a determination on the request in the first half of 2013.

Nuclear Regulatory Commission
Request / Recent Activity: On Sept. 27, 2012, Entergy Operations, Inc. on behalf of EAI, EGSL, ELL and SERI submitted an application to the NRC for approval of certain nuclear plant license transfers and amendments as part of the steps to complete the transaction.
Next Steps: The NRC is expected to complete its formal review by mid-2013.

Securities and Exchange Commission
Request / Recent Activity: On Sept. 25, 2012, ITC filed a Form S-4 Registration Statement with the SEC providing information regarding the proposed spin-merge transaction and including a proxy statement for a special meeting of ITC shareholders. The filing included audited financial statements and disclosures for the Entergy transmission business.
Next Steps: Following completion of the SEC review process, ITC will hold a special meeting of shareholders. ITC’s shareholder vote is anticipated in the first half of 2013.

Hart-Scott-Rodino Notification	Next Steps: The HSR notification is expected to be made by the end of 2012.

Additional Information and Where to Find It
On Sept. 25, 2012, ITC filed a registration statement on Form S-4 with the SEC registering shares of ITC common stock to be issued to Entergy shareholders in connection with the proposed transactions, but this registration statement has not become effective. This registration statement includes a proxy statement of ITC that also constitutes a prospectus of ITC, and will be sent to ITC shareholders. In addition, Mid South TransCo LLC (TransCo) will file a registration statement with the SEC registering TransCo common units to be issued to Entergy shareholders in connection with the proposed transactions. Entergy shareholders are urged to read the proxy statement / prospectus included in the ITC registration statement and the proxy statement / prospectus to be included in the TransCo registration statement (when available) and any other relevant documents, because they contain important information about ITC, TransCo and the proposed transactions. ITC shareholders are urged to read the proxy statement / prospectus and any other relevant documents because they contain important information about TransCo and the proposed transactions. The proxy statement / prospectus and other documents relating to the proposed transactions (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents, when available, can also be obtained free of charge from Entergy upon written request to Entergy Corporation, Investor Relations, P.O. Box 61000, New Orleans, LA 70161 or by calling Entergy’s Investor Relations information line at 1-888-ENTERGY (368-3749), or from ITC upon written request to ITC Holdings Corp., Investor Relations, 27175 Energy Way, Novi, MI 48377 or by calling 248-946-3000.

B.	Variance Analysis and Special Items

Appendix B-1 and Appendix B-2 provide details of third quarter and year-to-date 2012 vs. 2011 as-reported and operational earnings variance analysis for Utility, Entergy Wholesale Commodities, Parent & Other and Consolidated.

Appendix B-1: As-Reported and Operational Earnings Per Share Variance Analysis
Third Quarter 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2011 earnings	2.95	2.95		0.73	0.73		(0.15)	(0.15)		3.53	3.53
Net revenue	1.09	1.09	(i)	(0.16)	(0.16)	(j)	(0.01)	(0.01)		0.92	0.92
Nuclear refueling outage expense	(0.01)	(0.01)		0.02	0.02		-	-		0.01	0.01
Taxes other than income taxes	0.01	0.01		-	-		-	-		0.01	0.01
Depreciation / amortization expense	(0.05)	(0.05)	(k)	0.05	0.05	(l)	-	-		-	-
Preferred dividend requirements	-	-		-	-		(0.01)	(0.01)		(0.01)	(0.01)
Other income (deductions) - other	(0.02)	(0.02)		(0.01)	(0.01)		-	-		(0.03)	(0.03)
Interest expense and other charges	(0.03)	(0.03)		0.01	0.01		(0.05)	(0.05)	(m)	(0.07)	(0.07)
Other operation & maintenance expense	(0.16)	(0.10)	(n)	(0.06)	(0.06)	(o)	-	-		(0.22)	(0.16)
Income taxes - other	(2.12)	(2.12)	(p)	0.09	0.09	(q)	(0.22)	(0.22)	(r)	(2.25)	(2.25)
2012 earnings	1.66	1.72		0.67	0.67		(0.44)	(0.44)		1.89	1.95

Appendix B-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-date 2012 vs. 2011
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)

	Utility			Entergy Wholesale Commodities			Parent & Other			Consolidated
	As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional		As- Reported	Opera- tional
2011 earnings	5.24	5.24		1.78	1.78		(0.35)	(0.35)		6.67	6.67
Decommissioning expense	(0.01)	(0.01)		0.15	0.15	(s)	-	-		0.14	0.14
Other income (deductions) - other	-	-		0.03	0.03		-	-		0.03	0.03
Share repurchase effect	0.02	0.02		-	-		-	-		0.02	0.02
Nuclear refueling outage expense	(0.01)	(0.01)		0.03	0.03		-	-		0.02	0.02
Asset impairment	-	-		(1.26)	-	(t)	-	-		(1.26)	-
Preferred dividend requirements	-	-		0.01	0.01		(0.02)	(0.02)		(0.01)	(0.01)
Taxes other than income taxes	(0.01)	(0.01)		(0.05)	(0.05)	(u)	-	-		(0.06)	(0.06)
Depreciation / amortization expense	(0.10)	(0.10)	(k)	0.02	0.02		-	-		(0.08)	(0.08)
Net revenue	0.41	0.41	(i)	(0.52)	(0.52)	(j)	(0.02)	(0.02)		(0.13)	(0.13)
Interest expense and other charges	(0.06)	(0.06)	(v)	(0.01)	(0.01)		(0.08)	(0.08)	(m)	(0.15)	(0.15)
Other operation & maintenance expense	(0.47)	(0.32)	(n)	(0.19)	(0.19)	(o)	(0.02)	(0.02)		(0.68)	(0.53)
Income taxes - other	(1.28)	(1.28)	(p)	0.19	0.19	(q)	(0.32)	(0.32)	(r)	(1.41)	(1.41)
2012 earnings	3.73	3.88		0.18	1.44		(0.81)	(0.81)		3.10	4.51

(i)
The current quarter and year-to-date increases were due largely to the absence of a regulatory charge recorded in the third quarter of 2011 to reflect an agreement to share tax benefits from an IRS settlement (discussed in (p) below) with ELL customers. The year-to-date variance was partially offset by a similar charge recorded in the second quarter of the current year for sharing of a second quarter 2012 IRS agreement with ELL and EGSL customers. Excluding the regulatory charges, net revenue decreased due to several factors, primarily weather. Weather in 2012 fell short of the significant effects experienced in 2011. Hurricane Isaac, which hit Entergy’s service territory in August 2012, also contributed to these net revenue decreases. Effects of weather and Hurricane Isaac were partially offset by increased net revenue attributable to weather-adjusted volume and the net effect of regulatory actions. Although the overall weather-adjusted billed retail sales change for the quarter was essentially flat, net revenue increased from sales growth in the higher-margin residential and commercial segments. Regulatory actions were in several jurisdictions, including the Grand Gulf uprate and rate actions at ETI and ENOI. ELL’s rate action relating to the acquisition of Unit 2 of the Acadia Energy Center also was reflected in the year-to-date period. The current and year-to-date periods also reflect higher revenue for storm reserves at EMI and energy efficiency programs at EAI, which are offset in non-fuel operation and maintenance expense.

Utility Net Revenue Variance Analysis 2012 vs. 2011 ($ EPS)
	Third Quarter	Year-to-Date
Weather	(0.21)	(0.58)
Sales growth / pricing	0.17	0.44
Regulatory agreement	1.12	0.55
Other	0.01	-
Total	1.09	0.41

(j)
Decreases in the current quarter and year-to-date were due primarily to lower energy pricing for the EWC nuclear fleet. While nuclear generation declined due to an increase in refueling and unplanned outage days, the effect of outage days was partially offset by the exercise of resupply options provided for in power purchase agreements whereby, under these options, EWC may elect to supply power from another source when the plant is not running. The majority of the resupply benefit was realized from one long-term power purchase agreement. Revenues from RISEC, which was acquired in the fourth quarter of 2011, also partially offset the decrease.

(k)	The current quarter and year-to-date decreases reflected higher depreciable plant balances. Higher depreciation expense resulting from the ETI rate order effective July 2012 also contributed.

(l)
The increase in the current quarter was due primarily to an approximate $19 million pre-tax reduction in depreciation expense recorded as a result of an award for a claim by Indian Point 2 against the DOE for spent nuclear fuel storage costs.

(m)	The current quarter and year-to-date decreases were due largely to a higher average interest rate on borrowed balances.

(n)
The decreases in the current quarter and year-to-date were attributable to several factors, including the absence of a $13 million deferral of previously-expensed outage costs pursuant to an ENOI regulatory agreement recorded in the third quarter of 2011, higher compensation and benefits costs (largely pension) and higher expense for EMI storm reserves and energy efficiency program costs (offset in net revenue as discussed in (i) above). An adjustment related to the ETI rate order also contributed. The year-to-date decrease was also affected by increased fossil outage spending due to both timing and scope of outage activity. These items were partially offset by third quarter 2012 expenses being redirected as a result of Hurricane Isaac as well as deferral of previously-incurred MISO implementation costs as approved by the FERC and the LPSC in the year-to-date 2012 period. Expenses incurred in connection with the planned spin-merge of the transmission businesses also contributed to the as-reported decrease.

(o)	Decreases in the current quarter and year-to-date were due primarily to higher compensation and benefits costs (largely pension) and the RISEC acquisition.

(p)
The current quarter and year-to-date decreases were due primarily to the absence of IRS tax settlements executed in the third quarter of last year which reduced income tax expense at the Utility by approximately $365 million. The year-to-date period includes the write off of an EGSL regulatory asset in the first quarter of 2012 which increased income tax expense approximately $44 million. The year-to-date decrease was partially offset by an agreement reached with the IRS in second quarter 2012 regarding storm cost financings in Louisiana; the resolution of this item decreased income tax expense by approximately $180 million.

(q)
The current quarter and year-to-date increases reflected a portion of Entergy Nuclear Power Marketing income tax expense which, since the fourth quarter of last year, has been recorded at Parent & Other due to an ownership structuring. The absence of the second quarter 2011 change in Michigan tax law stemming from legislation enacted in May 2011 also contributed to the year-to-date increase.

(r)
The current quarter and year-to-date decreases reflected a portion of Entergy Nuclear Power Marketing income tax expense which, since the fourth quarter of last year, has been recorded at Parent & Other due to an ownership structuring (as noted in (q) above). Also contributing was the absence of favorable income tax adjustments associated with the third quarter 2011 IRS settlements noted in (p) above. In addition, the year-to-date decrease reflects the absence of a second quarter 2011 reversal of a tax reserve related to an IRS settlement. Partially offsetting in the year-to-date period was benefits from the second quarter 2012 favorable decision from the U.S. Court of Appeals for the Fifth Circuit affirming Entergy’s entitlement to claim foreign tax credits for the U.K. Windfall Tax.

(s)
The year-to-date increase was due primarily to a reduction in the asset retirement obligation, which reduced decommissioning expense and factored in, among other things, an updated decommissioning cost study for the Pilgrim Nuclear Power Station.

(t)
The year-to-date as-reported decrease was due to the first quarter 2012 impairment loss to write down the carrying values of Vermont Yankee’s long-lived assets to their fair value, in accordance with GAAP.

(u)
The year-to-date decrease was due primarily to higher property tax for the James A. FitzPatrick Nuclear Power Plant, which resulted from the expiration of an agreement entered into shortly after the plant was acquired, and higher payroll taxes.

(v)
The decrease year-to-date was due primarily to the absence of a 2011 revision in the treatment of funds received for transmission interconnection projects, accepted by the FERC, and higher debt balances.

Appendix B-3 lists special items by business with quarter-to-quarter and year-to-date comparisons. Amounts are shown on both an earnings per share basis and a net income basis. Special items are those events that are not routine, are related to prior periods or are related to discontinued businesses. Special items are included in as-reported earnings per share consistent with GAAP, but are excluded from operational earnings per share. As a result, operational earnings per share is considered a non-GAAP measure.

Appendix B-3: Special Items (shown as positive / (negative) impact on earnings)
Third Quarter and Year-to-Date 2012 vs. 2011
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility
Transmission business spin-merge expenses	(0.06)	-	(0.06)	(0.15)	-	(0.15)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	-	-	(1.26)	-	(1.26)

Parent & Other
Transmission business spin-merge expenses	-	-	-	-	-	-

Total Special Items	(0.06)	-	(0.06)	(1.41)	-	(1.41)

(U.S. $ in millions)
	Third Quarter			Year-to-Date
	2012	2011	Change	2012	2011	Change
Utility
Transmission business spin-merge expenses	(10.7)	-	(10.7)	(26.4)	-	(26.4)

Entergy Wholesale Commodities
Vermont Yankee asset impairment	-	-	-	(223.5)	-	(223.5)

Parent & Other
Transmission business spin-merge expenses	-	-	-	(1.0)	-	(1.0)

Total Special Items	(10.7)	-	(10.7)	(250.9)	-	(250.9)

C.	Regulatory Summary

Appendix C provides a summary of selected regulatory cases and events that are pending.

Appendix C: Regulatory Summary Table (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion filed 6/10 based on 6/30/09 test yr, with known and measurable changes through 6/30/10
Rate Case Recent Activity: None
Background: EAI implemented a $63.7 million rate increase in July 2010 pursuant to the settlement approved by the APSC in June 2010 authorizing a 10.2 percent allowed ROE. EAI plans to file a base rate case by first quarter of 2013 in order for new rates to be in place concurrent with its December 2013 exit from the System Agreement.

Hot Spring Acquisition Recent Activity: The DOJ review of the transaction is ongoing. Closing has been delayed while the DOJ continues its review. EAI does not know when the DOJ will conclude its review or the extent to which its review of the transaction will be affected by the ongoing civil investigation of competitive issues of the Utility operating companies.
Background: On April 29, 2011, EAI announced that it signed an asset purchase agreement to acquire the Hot Spring Energy Facility, a 620 MW natural gas-fired combined-cycle turbine plant located in Hot Spring County, Arkansas, from KGen Hot Spring LLC, a subsidiary of KGen Power Corporation. The total expected cost is $277 million (or $447/kW), including the purchase price of approximately $253 million (or $408/kW) and planned plant upgrades, transaction costs, and contingencies and excluding transmission upgrades and any purchase price premium for delay in obtaining required regulatory approvals. On Feb. 9, 2012, the FERC issued an order authorizing the Hot Spring acquisition under Section 203 of the Federal Power Act. On July 11, 2012, the APSC approved EAI’s acquisition of the Hot Spring plant as in the public interest. The APSC also approved recovery of the acquisition costs through a capacity acquisition rider and set the ROE for the rider at 10.2 percent. EAI and KGen Hot Spring LLC have satisfied their obligations under the HSR Act.

Entergy Gulf States Louisiana
Authorized ROE Range:
9.9% - 11.4% (electric)
10.0% - 11.0% (gas)
Last Filed Rate Base:
$2.4 billion (electric) filed 5/12 based on 12/31/11 test yr
$0.05 billion (gas) filed 4/12 based on 9/30/11 test yr

Formula Rate Plan / Other Recent Activity: On Sept. 5, 2012, EGSL filed its revised evaluation report for the 2011 test year FRP. The ROE reflected in the revised report was 11.86 percent, which is above the earnings bandwidth. If approved as filed, cost of service rates will decrease $(5.7) million. The filing also reflected a $(20.3) million decrease outside of the FRP sharing mechanism for capacity costs and a $0.56 million increase associated with a realignment of SO2 costs from the Fuel Adjustment Clause to base rates. EGSL has implemented rates, subject to refund, based upon its supplemental and revised filings; the final determination of such rates remains subject to LPSC review. In June 2012, the LPSC initiated a proceeding to review the allowed ROE in EGSL’s Gas Rate Stabilization Plan. On Aug. 1, 2012, the LPSC Staff filed testimony proposing a 9.3 percent midpoint ROE (recently corrected by Staff to 9.4 percent) for EGSL’s gas operations. On Oct. 5, 2012, EGSL filed testimony supporting the Company’s position that the 10.5 percent midpoint ROE should be maintained. A hearing is scheduled in this matter for Nov. 8-9, 2012. The LPSC established a target deadline for decision by year end 2012. On Sept. 10, 2012, EGSL and ELL filed a petition for appeal and judicial review of the LPSC’s July 2012 order denying recovery of costs associated with preliminary new nuclear development activities at the River Bend site under the LPSC’s New Nuclear Incentive Rule.
Background: At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years. The new FRP, adopted for the 2008-2010 test years, retained the 10.65 percent ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for LPSC-approved capacity additions. Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to EGSL. In November 2011, the LPSC approved a one-year extension of EGSL’s current FRP. EGSL is required to file a full rate case by January 2013. On July 26, 2012, the LPSC issued an order that the recovery of costs associated with preliminary new nuclear development activities at the River Bend site should be determined in connection with this next rate case filing, instead of under the NNIR.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.6 billion filed 5/12 based on 12/31/11 test yr
Formula Rate Plan / Other Recent Activity: On Sept. 5, 2012, ELL filed its revised evaluation report for the 2011 test year FRP. The ROE reflected in the revised report was 10.38 percent, which is within the earnings bandwidth. If approved as filed, there will be no cost of service rate change. The filing also reflected a $15.9 million increase outside of the FRP sharing mechanism for capacity costs. In addition, in a June 2012 supplemental FRP filing, ELL reflected an estimated year-one Waterford 3 replacement steam generator project adjusted revenue requirement of approximately $101.3 million. ELL has implemented rates, subject to refund, based upon its supplemental and revised filings; the final determination of such rates remains subject to LPSC review. On Sept. 10, 2012, EGSL and ELL filed a petition for appeal and judicial review of the LPSC’s July 2012 order denying recovery of costs associated with preliminary new nuclear development activities at the River Bend site under the NNIR.
Background: At its October 2009 B&E session, the LPSC approved an uncontested settlement which, among other things, extended the FRP regulatory process for an additional three years. The new FRP, adopted for the 2008-2010 test years, retained the 10.25 percent ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for LPSC-approved capacity additions. Earnings outside the bandwidth are allocated prospectively, 60 percent to customers and 40 percent to ELL. In November 2011, the LPSC approved a one-year extension of ELL’s current FRP. As part of the one-year extension, if the Waterford 3 RSG project is completed by March 31, 2013, ELL shall be permitted to include in rates the revenue requirement associated with the project upon completion. Inclusion of the revenue requirement shall be on a subject-to-refund basis pending proceedings by the LPSC to review the prudence of costs related to project construction. For the rate-effective period of the 2011 test year prior to the project’s completion, earnings above certain levels will be recorded as a regulatory liability used to offset the Waterford 3 RSG project’s revenue requirement. Beginning in September 2012 (the normal FRP rate change date) and ending the earlier of (1) when the project is closed to plant or (2) Jan. 1, 2013, earnings in excess of the upper band (11.05 percent) shall be recognized by recording a regulatory liability. After Jan. 1, 2013, earnings in excess of 10.25 percent shall be recognized by recording a regulatory liability. Upon the project’s completion, earnings above 10.25 percent shall be used to offset the project’s revenue requirement. The total regulatory liability shall be amortized to the project’s revenue requirement over the first twelve months of operation. These rates are anticipated to remain in effect until ELL’s next full rate case is resolved. ELL is required to file a full rate case by January 2013. On July 26, 2012, the LPSC issued an order that the recovery of costs associated with preliminary new nuclear development activities at the River Bend site should be determined in connection with this next rate case filing, instead of under the NNIR.

Appendix C: Regulatory Summary Table (continued) (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Retail Regulation
Entergy Mississippi Authorized ROE Range: 9.88% - 12.01% (per revised FRP filing) Last Filed Rate Base: $1.7 billion filed 3/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: The 2011 test year FRP filing remains pending. In another matter, on Aug. 7, 2012, the MPSC opened inquiries to review whether the current formulaic methodology used to calculate ROEs in both EMI's FRP and Mississippi Power Company’s annual formulary rate filing are still appropriate or can be improved to better serve the public interest. The intent of this review is for informational purposes only; evaluation of any recommendations for changes to the existing methodology would take place in a general rate case or in the existing FRP docket. A report by the Public Utilities Staff and consultants retained to conduct the study is expected by the end of 2012. EMI will have an opportunity to respond to the report.
Background: On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi; (2) provided the opportunity to reset the ROE and bandwidth based upon performance ratings; (3) rescored the performance adjustment factors; (4) increased the percent of revenues limit to a 4 percent limit, with any adjustment over 2 percent requiring a hearing and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years. Returns inside the bandwidth result in no change in rates while returns outside the bandwidth reset rates prospectively to or within the bandwidth depending on performance. The annual filing occurs each March with rates effective each June. EMI’s FRP does not have an expiration date. On March 15, 2012, EMI filed its 2012 FRP evaluation report for the 2011 test year with the MPSC; the evaluation report was subsequently revised on April 30, 2012. The revised filing reflected a 10.92 percent earned ROE which was within the bandwidth. If approved as revised, there will be no change in rates. The revised 10.95 percent FRP midpoint ROE included the benefit of a 0.62 percent performance incentive.

Hinds Acquisition Recent Activity: On Aug. 7, 2012, the MPSC approved cost recovery of non-fuel ownership costs of the Hinds facility through the Power Management Rider Schedule. The DOJ review of the transaction is ongoing. Closing has been delayed while the DOJ continues its review. EMI does not know when the DOJ will conclude its review or the extent to which its review of the transaction will be affected by the ongoing civil investigation of competitive issues of the Utility operating companies.
Background: On April 29, 2011, EMI announced that it signed an asset purchase agreement to acquire the Hinds Energy Facility, a 450 MW natural gas-fired combined-cycle turbine plant located in Jackson, Mississippi, from KGen Hinds LLC, a subsidiary of KGen Power Corporation. The total expected cost is $246 million (or $547/kW), including the purchase price of approximately $206 million (or $458/kW) and planned plant upgrades, transaction costs and contingencies and excluding transmission upgrades and any purchase price premium for delay in obtaining required regulatory approvals. On Feb. 9, 2012, FERC issued an order authorizing the Hinds acquisition under Section 203 of the FPA. On Feb. 28, 2012, the MPSC approved certification of the transaction. EMI and KGen Hinds LLC have satisfied their obligations under the HSR Act.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric), $0.09 billion (gas) filed 5/12 based on 12/31/11 test yr
Formula Rate Plan Recent Activity: On Aug. 15, 2012, ENOI filed its revised evaluation report for the 2011 test year FRP. The revised report reflected a 9.57 percent earned ROE for electric (which is below the bandwidth) and a 10.83 percent earned ROE for gas (which is within the bandwidth). ENOI and the CCNO Advisors reached agreement on several electric and gas FRP disputed items. Based upon those items that were agreed upon, on Sept. 26, 2012, ENOI filed for an electric base revenue increase of $4.9 million and no change in gas base rates. These rate changes were effective with the first billing cycle of October 2012 and are subject to refund pending resolution of the remaining disputed items. The CCNO has established a procedural to resolve the remaining disputed items, with a hearing in April 2013. As part of the initial FRP filing, ENOI requested to accelerate the funding of its storm reserve fund to allow it to meet the $75 million target balance established by the CCNO by 2017. The proposed increase is intended to replenish the $20 million expended for hurricanes Gustav and Ike. ENOI is in discussions with the CCNO Advisors regarding a possible renewal or extension of the FRP, which would require CCNO approval.
Background: A new three-year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009. Key provisions include an 11.1 percent electric ROE with a +/- 40 basis points bandwidth and a 10.75 percent gas ROE with a +/- 50 basis points bandwidth. Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over- or under-earning. The FRP also includes a recovery mechanism for CCNO-approved capacity additions plus provisions for extraordinary cost changes and force majeure. The FRP may be extended by the mutual agreement of ENOI and the CCNO. The settlement also implemented energy conservation and demand side management programs.

Entergy Texas Authorized ROE: 9.8% Last Filed Rate Base: $1.7 billion filed 11/11 based on 6/30/11 adjusted test yr
Rate Case Recent Activity: On Sept. 14, 2012, the PUCT issued a final order in ETI’s rate case proceeding. The order reflected a $27.7 million overall retail rate increase and an allowed ROE of 9.8 percent. On Oct. 25, 2012, the PUCT voted to deny the motions for rehearing filed by ETI and other parties on substantive issues. On Oct. 17, 2012, the PUCT held a technical conference on the purchased power capacity rider rulemaking; a proposed rule is expected to be published in November 2012. Once published, the PUCT has six months to act on the proposal.
Background: On Nov. 28, 2011, ETI filed its rate case requesting a $111.8 million base rate increase (subsequently revised to $104.8 million on April 13, 2012) and a 10.6 percent ROE based on an adjusted twelve-month test year ending June 30, 2011. On March 10, 2011, the PUCT opened a rulemaking to review recovery of purchased power capacity costs through a PPR rider.

Wholesale Regulation
System Energy Resources, Inc.	Recent Activity: None. Background: 10.94 percent ROE approved by July 2001 FERC order. Last Calculated Rate Base: $1.7 billion for Sept. 30, 2012 monthly cost of service.

Appendix C: Regulatory Summary Table (continued) (see Appendix F for definitions of certain abbreviations or acronyms)
Company	Pending Cases / Events
Wholesale Regulation
Transmission, Proposal to Join MISO and System Agreement Authorized ROE: 11.0% (w) Last Filed OATT Rate Base: $2.3 billion (x) filed 5/12 based on 12/31/11 test year
Proposal to Join MISO Recent Activity: On Aug. 3, 2012, the APSC issued an order indicating that the Commission was unable to reach a finding at that time and set specific conditions that EAI and MISO must certify are complied with before the APSC can authorize a transfer of control. EAI and MISO submitted filings on Aug. 24 and Aug. 31, respectively, explaining how they had either met each condition or met the apparent intent behind each condition. On Oct. 26, 2012, the APSC authorized EAI to sign the Transmission Owners Agreement and move forward with the MISO integration process; the APSC stated that it would give conditional approval of EAI’s application upon MISO's filing of proof of approval of certain governance enhancements by appropriate MISO entities. On Oct. 31, 2012, MISO filed such proof with the APSC. On Aug. 6, 2012, parties in the PUCT proceeding, with the exception of the SPP, filed a non-unanimous settlement; the substance of the agreement is that it is in the public interest for ETI to transfer functional control of its transmission facilities to MISO under certain conditions. On Oct. 25, 2012, the PUCT voted to approve the NUS with certain additional conditions agreed upon by the settling parties. On Sept. 17, 2012, EMI and the Public Utilities Staff filed a joint stipulation indicating that they agree that EMI’s proposed transfer of functional control of its transmission facilities to MISO is in the public interest, subject to certain contingencies and conditions. The MPSC is expected to issue a decision by Nov. 15, 2012. Settlement discussions are under way in the CCNO proceeding; as a result, the hearing previously scheduled to begin Oct. 23, 2012 was cancelled. FERC filings related to integrating the Utility operating companies into MISO are targeted to be made in late 2012 or early 2013.
On Oct. 2, 2012, FERC approved the Utility operating companies’ request to transition to MISO as the next ICT beginning December 2012 until the earlier of the Utility operating companies joining MISO, targeted for December 2013, or December 2014.
Background: In November 2006, the Utility operating companies installed SPP as their ICT with an initial term of four years (subsequently extended). The Utility operating companies vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator for the transmission system and overseeing the weekly procurement process.
On May 12, 2011, the Utility operating companies submitted detailed analysis to their respective retail regulators supporting their conclusion that joining MISO will provide meaningful long-term benefits for customers. The proposal to join MISO also addresses the exits of EAI and EMI from the System Agreement. The Utility operating companies subsequently submitted change of control filings to their respective regulators. On May 23, 2012, the LPSC approved EGSL’s and ELL’s request for MISO membership, subject to certain contingencies and conditions, as is in the public interest.
On April 19, 2012, FERC conditionally accepted MISO’s proposal related to the allocation of transmission upgrade costs in connection with the transition and integration of the Utility operating companies into MISO. In addition, the Utility operating companies have agreed to give authority to the Entergy Regional State Committee, upon unanimous vote and within the first five years after joining MISO, (i) to direct the allocation of certain transmission upgrade costs among the Utility operating companies’ transmission pricing zones in a manner that differs from the allocation that would occur under the MISO tariff and (ii) to direct the Utility operating companies as transmission owners to add projects to MISO’s transmission expansion plan. The E-RSC, comprised of one representative from each of the Utility operating company retail regulators, was formed in 2009 to consider several of the issues related to the Entergy transmission system.

System Agreement Recent Activity: On Aug. 14, 2012, the U.S. Court of Appeals for the DC Circuit (DC Circuit) issued a decision denying the LPSC and CCNO appeals of FERC’s Nov. 19, 2009 order accepting EAI’s and EMI’s notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively. On Oct. 11, 2012, the DC Circuit denied the LPSC’s request for rehearing and rehearing en banc of the Aug. 14 decision.
On Sept. 28, 2012, the Utility operating companies submitted testimony in the FERC proceeding regarding wholesale opportunity sales of energy by EAI to third parties for the period 2000 through 2009. The testimony included a proposed illustrative re-run of intra-system bills for 2003, 2004 and 2006 (the three years with the highest volume of opportunity sales) consistent with the directives in FERC’s June 2012 order. A hearing on the matter is scheduled in May 2013. No payments will be made or received by the Utility operating companies until a decision is issued by FERC in this phase of the proceeding.
Background: The System Agreement case addresses the allocation of production costs among the Utility operating companies. In 2005, FERC issued orders that require each Utility operating company’s production costs to be within
+/- 11 percent of System average production costs and set 2007 as the first possible year of payments among the Utility operating companies, based on calendar year 2006 actual production costs. A subsequent FERC order in late 2011, addressing a directive by the DC Circuit, concluded that the prospective bandwidth remedy should begin on June 1, 2005 (the date of its initial order in the proceeding). The Utility operating companies’ request for rehearing of the June 2012 FERC decision was filed on July 23, 2012 and remains pending.
Since 2007, bandwidth filings have required payments from EAI to various other Utility operating companies totaling over $1.2 billion. FERC set each of the 2007 through 2012 bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties. Requests for rehearing and clarification of a final FERC order in the 2007 bandwidth proceeding were filed. All other bandwidth proceedings, as well as protests of the compliance filing associated with calculations for RPCE payments for the period of June through December 2005, remain outstanding.
On June 21, 2012, FERC issued an order affirming in part and reversing in part the initial decision issued by the administrative law judge in December 2010 relating to an LPSC complaint involving Entergy’s accounting for wholesale opportunity sales of energy by EAI to third parties during the period 2000 through 2009. The order found that, although the sales at issue were permitted under the System Agreement and were made and priced in good faith, the after-the-fact accounting methodology used to allocate the energy used to supply the sales was inconsistent with the System Agreement. The FERC decision established further hearing procedures to determine the calculations.

(w)	Applies to sales made under Entergy’s FERC OATT.
(x)	Reflects transmission rate base in Entergy’s FERC OATT filing, which is also included in the rate base figures for each of the Utility operating companies shown above.

D.	Financial and Historical Performance Measures

Appendix D-1 provides comparative financial performance measures for the current quarter. Appendix D-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with GAAP, as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items. Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items. A reconciliation of operational measures to as-reported measures is provided in Appendix G.

Appendix D-1: GAAP and Non-GAAP Financial Performance Measures
Third Quarter 2012 vs. 2011 (see Appendix F for definitions of certain measures)

For 12 months ending Sept. 30	2012	2011	Change
GAAP Measures
Return on average invested capital – as-reported	4.8%	8.2%	(3.4%)
Return on average common equity – as-reported	7.8%	16.1%	(8.3%)
Net margin – as-reported	6.8%	12.6%	(5.8%)
Cash flow interest coverage	6.8	6.6	0.2
Book value per share	$51.73	$50.92	$0.81
End of period shares outstanding (millions)	177.7	176.1	1.6

Non-GAAP Measures
Return on average invested capital – operational	6.0%	8.2%	(2.2%)
Return on average common equity – operational	10.7%	16.1%	(5.4%)
Net margin – operational	9.4%	12.7%	(3.3%)

As of Sept. 30 ($ in millions)	2012	2011	Change
GAAP Measures
Cash and cash equivalents	750	987	(237)
Revolver capacity	2,917	2,116	801
Total debt	12,931	12,452	479
Securitization debt	1,003	1,086	(83)
Debt to capital ratio	57.7%	57.3%	0.4%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	91	99	(8)
Leases – Entergy’s share	508	546	(38)
Total off-balance sheet liabilities	599	645	(46)

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	55.7%	55.1%	0.6%
Total gross liquidity	3,667	3,103	564
Net debt to net capital ratio, excluding securitization debt	54.1%	52.8%	1.3%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	55.4%	54.3%	1.1%

Appendix D-2: Historical Performance Measures (see Appendix F for definitions of certain measures)
4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12	12YTD	11YTD
Financial
EPS – as-reported ($)	1.26	1.38	1.76	3.53	0.87	(0.86)	2.06	1.89	3.10	6.67
Less – special items ($)	(0.04)	- -	- -	- -	(0.07)	(1.30)	(0.05)	(0.06)	(1.41)	- -
EPS – operational ($)	1.30	1.38	1.76	3.53	0.94	0.44	2.11	1.95	4.51	6.67
Trailing twelve months
ROIC – as-reported (%)	7.8	7.7	7.7	8.2	8.0	6.0	6.2	4.8
ROIC – operational (%)	8.2	7.9	7.9	8.2	8.0	7.2	7.4	6.0
ROE – as-reported (%)	14.6	14.8	14.8	16.1	15.4	10.8	11.3	7.8
ROE – operational (%)	15.6	15.3	15.2	16.1	15.6	13.6	14.2	10.7
Cash flow interest coverage	7.8	7.8	7.6	6.6	7.1	7.5	7.2	6.8
Debt to capital ratio (%)	57.3	57.6	58.1	57.3	57.3	57.9	57.4	57.7
Debt to capital ratio, excluding securitization debt (%)	55.3	55.7	56.3	55.1	55.0	55.7	55.3	55.7
Net debt to net capital ratio, excluding securitization debt (%)	52.1	54.0	55.1	52.8	53.5	54.2	54.7	54.1
Utility
GWh billed
Residential	7,750	9,042	7,993	12,376	7,274	7,760	7,940	11,605	27,305	29,411
Commercial & Governmental	7,504	7,032	7,548	9,344	7,270	6,992	7,753	9,101	23,846	23,923
Industrial	9,880	9,516	10,140	11,024	10,130	9,958	10,408	10,748	31,114	30,681
Wholesale	1,021	947	1,036	1,038	1,090	732	836	833	2,402	3,021
O&M expense per MWh (y)	$21.18	$17.89	$19.09	$14.93	$21.99	$20.08	$19.94	$16.66	$18.73	$17.11
Reliability – trailing twelve months
SAIFI	1.7	1.7	1.7	1.7	1.6	1.7	1.6	1.7
SAIDI	187	188	201	213	208	210	195	193
Entergy Wholesale Commodities
Owned Capacity in MW	6,351	6,016	6,016	6,016	6,599	6,612	6,612	6,612	6,612	6,016
GWh billed	10,296	10,554	10,567	11,255	11,121	11,281	11,674	12,002	34,957	32,376
Net revenue ($ millions)	532	525	474	542	504	452	444	495	1,391	1,541
Operational adjusted EBITDA ($ millions)	281	253	174	241	193	144	127	185	457	669
Avg realized revenue per MWh	$58.29	$56.79	$52.74	$56.02	$52.48	$49.29	$48.27	$51.88	$49.84	$55.20
Non-fuel O&M expense per MWh (y) (z)	$25.74	$23.37	$25.45	$23.71	$24.60	$23.93	$24.06	$23.15	$23.70	$24.17
EWC Nuclear Operational Measures
Capacity factor (%)	86	91	91	98	93	88	85	90	88	93
GWh billed	9,644	9,913	9,993	10,645	10,367	9,838	10,426	10,480	30,744	30,551
Avg realized revenue per MWh	$58.80	$57.46	$52.38	$56.07	$53.00	$50.32	$48.67	$52.27	$50.42	$55.31
Production cost per MWh (y)	$25.23	$24.01	$25.96	$24.92	$25.92	$25.85	$26.61	$26.14	$26.19	$24.97

(y)
Excludes effect of special items, including the proposed spin-merge of the transmission business at Utility (2012); non-utility nuclear spin-off expenses special item at EWC (2010) and the impairment of the Vermont Yankee plant at EWC (first quarter and year-to-date 2012).

(z)	Measure definition changed for current and historical periods (previously included purchased power expense, which is included in net revenue).

E.	Preliminary Planned Capital Expenditures

The preliminary capital plan for 2013 through 2015 anticipates $6.6 billion for investment, including $3.3 billion of maintenance capital, as shown in Appendix E. The remaining $3.3 billion is for specific investments and other initiatives such as:

•
Utility: the Utility’s portfolio transformation investment of $0.5 billion for ELL’s Ninemile 6 new CCGT project, approximately $0.3 billion for environmental compliance projects (included in Generation); and Transmission investing capital of approximately $0.7 billion. (Total transmission investment, including maintenance capital, is approximately $1.5 billion including spending to support the Utility’s plan to join the MISO RTO by December 2013.) The preliminary 2013 through 2015 capital plan does not include the Hot Spring and Hinds acquisitions, which would be incremental if closed in 2013. (The DOJ review of the transaction is ongoing. Closing has been delayed while the DOJ continues its review. EAI and EMI do not know when the DOJ will conclude its review or the extent to which its review of the transaction will be affected by the ongoing civil investigation of competitive issues of the Utility operating companies.)

•
Entergy Wholesale Commodities: dry cask storage, nuclear license renewal efforts, component replacement and identified repairs across the fleet, NYPA value sharing and wedgewire screens at the Indian Point site.

Appendix E: 2013 – 2015 Preliminary Capital Expenditure Plan
Prepared November 2012

Preliminary Maintenance Capital
Preliminary Investing Capital
Utility
5.4
2.9
2.5
EWC
1.2
0.4
0.8
Total
6.6
2.5
100%
80%
60%
40%
20%
0%
Portfolio Transformation
Environmental
Other Generation
Transmission
Distribution / Other
0.8
100%
80%
60%
40%
20%
0%
Dry Cask Storage / License Renewal
Wedgewire Screens
NYPA Value Sharing
Other (primarily Component Replacements / Identified Repairs)

F.	Definitions

Appendix F provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release. Financial measures defined in the below table include measures prepared in accordance with GAAP, as well as non-GAAP measures. Non-GAAP measures are included in this release in order to provide metrics that remove the effect of not routine financial impacts from commonly used financial metrics.

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms
Utility Operational Performance Measures
GWh billed	Total number of GWh billed to all retail and wholesale customers
O&M expense per MWh	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of retail customers	Number of customers at end of period
Entergy Wholesale Commodities Operational Performance Measures
Net revenue	Operating revenue less fuel, fuel related expenses and purchased power
Owned capacity
Installed capacity owned and operated by EWC, including investments in wind generation accounted for under the equity method of accounting; EWC sold its 335 MW ownership position in the Harrison County power plant on Dec. 31, 2010; EWC acquired RISEC, a 583 MW natural gas-fired combined-cycle generating plant, on Dec. 20, 2011

GWh billed	Total number of GWh billed to customers, excluding investments in wind generation accounted for under the equity method of accounting
Average realized revenue per MWh
As-reported revenue per MWh billed, excluding revenue from the amortization of the Palisades below-market PPA and / or investments in wind generation accounted for under the equity method of accounting

Non-fuel O&M expense per MWh	Operation, maintenance and refueling expenses per MWh billed, excluding fuel and investments in wind generation accounted for under the equity method of accounting
Capacity factor	Normalized percentage of the period that the nuclear plants generate power
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh (based on net generation)
Refueling outage days	Number of days lost for scheduled refueling outage during the period
Planned TWh of generation
Amount of output expected to be generated by EWC resources considering plant operating characteristics, outage schedules and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses and uninterrupted normal operations at all plants

Percent of planned generation under contract
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options that mitigate price uncertainty (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval or approval of transmission rights

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract; a portion of which may be capped through the use of risk management products

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction
Cost-based contracts
Contracts priced in accordance with cost-based rates, a ratemaking concept used for the design and development of rate schedules to ensure that the filed rate schedules recover only the cost of providing the service; these contacts are on owned non-utility resources located within Entergy’s service territory, which do not operate under market-based rate authority

Planned net MW in operation	Amount of capacity to be available to generate power and / or sell capacity
Percent of capacity sold forward	Percent of planned qualified capacity sold to mitigate price uncertainty under physical or financial transactions
Bundled capacity and energy contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Entergy Wholesale Commodities Operational Performance Measures (continued)
Average revenue per MWh on contracted volumes
Revenue on a per unit basis at which generation output reflected in contracts is expected to be sold to third parties (including offsetting positions) at the minimum contract prices and at forward market prices at a point in time, given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market power purchase agreement for Palisades; revenue will fluctuate due to factors including market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert firm LD to unit-contingent and other risk management cost; also, excludes payments owed under the value sharing agreements, if any

Average revenue under contract per kW per month (applies to capacity contracts only)	Revenue on a per unit basis at which capacity is expected to be sold to third parties, given existing contract prices and / or auction awards
Expected sold and market revenue per MWh
Total energy and capacity revenue on a per unit basis at which total planned generation output, capacity or a combination is expected to be sold given contract terms and market prices at a point in time, including estimates for market price changes affecting revenue received on puts, collars and call options, positive or negative basis differentials, option premiums and market prices at time of option expiration, costs to convert Firm LD to unit-contingent and other risk management cost

Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at EWC
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital ratio	Gross debt divided by total capitalization
Securitization debt
Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at ETI; the 2009 ice storm at EAI and investment recovery of costs associated with the cancelled Little Gypsy repowering project at ELL

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and investment income excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets

Operational adjusted EBITDA	Adjusted EBITDA excluding effects of special items
Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital ratio, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital ratio, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt to net capital ratio, including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalents, excluding securitization debt

Appendix F: Definitions of Operational Performance Measures, GAAP and Non-GAAP Financial Measures and Abbreviations or Acronyms (continued)
Abbreviations or Acronyms
APSC	Arkansas Public Service Commission
B&E	LPSC Business and Executive Session
CCNO	Council of the City of New Orleans
DOE	U.S. Department of Energy
DOJ	U.S. Department of Justice
E-RSC	Entergy Regional State Committee
EAI	Entergy Arkansas, Inc.
EGSL	Entergy Gulf States Louisiana, L.L.C.
ELL	Entergy Louisiana, LLC
EMI	Entergy Mississippi, Inc.
ENOI	Entergy New Orleans, Inc.
ETI	Entergy Texas, Inc.
EWC	Entergy Wholesale Commodities
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FRP	Formula rate plan
GAAP	Generally accepted accounting principles
ICT	Independent Coordinator of Transmission
HSR	Hart-Scott-Rodino Antitrust Improvements Act
LPSC	Louisiana Public Service Commission
MISO	Midwest Independent Transmission System Operator
MPSC	Mississippi Public Service Commission
NNIR	LPSC New Nuclear Incentive Rule
NRC	Nuclear Regulatory Commission
NUS	Non-unanimous settlement
OASIS	Open Access Same-time Information System
OATT	FERC-jurisdictional Open Access Transmission Tariff
PUCT	Public Utility Commission of Texas
SERI	System Energy Resources, Inc.
RISEC	Rhode Island State Energy Center
ROE	Return on equity
RPCE	Rough production cost equalization
RSG	Waterford 3 replacement steam generator project
RTO	Regional transmission organization
SEC	U.S. Securities and Exchange Commission
SPP	Southwest Power Pool

G.	GAAP to Non-GAAP Reconciliations

Appendix G-1, Appendix G-2 and Appendix G-3 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix G-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12
As-reported net income-rolling 12 months (A)	1,250	1,285	1,285	1,421	1,346	946	996	705
Preferred dividends	20	20	20	20	21	21	21	22
Tax effected interest expense	354	327	320	320	316	322	329	342
As-reported net income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,624	1,632	1,625	1,761	1,683	1,289	1,346	1,069

Special items in prior quarters	(75)	(42)	(32)	(7)	-	(13)	(244)	(253)

Special items in current quarter
Asset impairment	-	-	-	-	-	(224)	-	-
Transmission spin-merge	-	-	-	-	(13)	(7)	(9)	(11)
Nuclear spin-off expenses	(7)	-	-	-	-	-	-	-
Total special items (C)	(82)	(42)	(32)	(7)	(13)	(244)	(253)	(264)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,706	1,674	1,657	1,768	1,696	1,533	1,599	1,333

Operational earnings, rolling 12 months (A-C)	1,332	1,327	1,317	1,428	1,359	1,190	1,249	969

Average invested capital (D)	20,781	21,093	21,101	21,509	21,126	21,339	21,556	22,065

Average common equity (E)	8,555	8,698	8,684	8,849	8,729	8,725	8,814	9,078

Operating revenues (F)	11,488	11,269	11,210	11,273	11,229	11,072	10,787	10,355

ROIC – as-reported % (B/D)	7.8	7.7	7.7	8.2	8.0	6.0	6.2	4.8

ROIC – operational % ((B-C)/D)	8.2	7.9	7.9	8.2	8.0	7.2	7.4	6.0

ROE – as-reported % (A/E)	14.6	14.8	14.8	16.1	15.4	10.8	11.3	7.8

ROE – operational % ((A-C)/E)	15.6	15.3	15.2	16.1	15.6	13.6	14.2	10.7

Net margin – as-reported % (A/F)	10.9	11.4	11.5	12.6	12.0	8.5	9.2	6.8

Net margin – operational % ((A-C)/F)	11.6	11.8	11.8	12.7	12.1	10.7	11.6	9.4

Appendix G-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12
Gross debt (A)	11,816	12,018	12,360	12,452	12,387	12,619	12,533	12,931
Less securitization debt (B)	931	910	896	1,086	1,071	1,049	1,020	1,003
Gross debt, excluding securitization debt (C)	10,885	11,108	11,464	11,366	11,316	11,570	11,513	11,928
Less cash and cash equivalents (D)	1,294	726	530	987	694	685	283	750
Net debt, excluding securitization debt (E)	9,591	10,382	10,934	10,379	10,622	10,885	11,230	11,178

Total capitalization (F)	20,623	20,864	21,268	21,728	21,629	21,813	21,844	22,402
Less securitization debt (B)	931	910	896	1,086	1,071	1,049	1,020	1,003
Total capitalization, excluding securitization debt (G)	19,692	19,954	20,372	20,642	20,558	20,764	20,824	21,399
Less cash and cash equivalents (D)	1,294	726	530	987	694	685	283	750
Net capital, excluding securitization debt (H)	18,398	19,228	19,842	19,655	19,864	20,079	20,541	20,649

Debt to capital ratio % (A/F)	57.3	57.6	58.1	57.3	57.3	57.9	57.4	57.7

Debt to capital ratio, excluding securitization debt % (C/G)	55.3	55.7	56.3	55.1	55.0	55.7	55.3	55.7

Net debt to net capital ratio, excluding securitization debt % (E/H)	52.1	54.0	55.1	52.8	53.5	54.2	54.7	54.1

Off-balance sheet liabilities (I)	653	650	647	645	604	601	600	599

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	53.8	55.5	56.5	54.3	54.8	55.5	56.0	55.4

Revolver capacity (J)	2,354	2,258	1,993	2,116	2,001	2,825	2,762	2,917

Gross liquidity (D+J)	3,648	2,984	2,523	3,103	2,695	3,510	3,045	3,667

Appendix G-3: Reconciliation of GAAP to Non-GAAP Financial Measures – Entergy Wholesale Commodities Operational Adjusted EBITDA
($ in millions)
	4Q10	1Q11	2Q11	3Q11	4Q11	1Q12	2Q12	3Q12
Net income	151	123	66	131	172	(169)	81	119
Add back: interest expense	5	5	5	6	6	7	6	3
Add back: income tax expense	83	85	64	64	12	(90)	46	34
Add back: depreciation and amortization	43	43	44	45	46	51	48	30
Subtract: interest and investment income	39	31	33	34	39	41	37	30
Add back: decommissioning expense	27	28	28	29	(4)	30	(17)	29
Adjusted EBITDA	270	253	174	241	193	(212)	127	185
Add back: special item for nuclear spin-off expenses	11	-	-	-	-	-	-	-
Add back: special item for asset impairment	-	-	-	-	-	356	-	-
Operational adjusted EBITDA	281	253	174	241	193	144	127	185

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended Dec. 31, 2011; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings and (g) risks inherent in the proposed spin-off and subsequent merger of Entergy’s electric transmission business with a subsidiary of ITC Holdings Corp. Entergy cannot provide any assurances that the spin-off and merger transaction will be completed and cannot give any assurance as to the terms on which such transaction will be consummated. The spin-off and merger transaction is subject to certain conditions precedent, including regulatory approvals and approval by ITC Holdings Corp. shareholders.

IX.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
September 30, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$82,899	$13,837	$260	$96,996
Temporary cash investments	461,584	178,344	12,795	652,723
Total cash and cash equivalents	544,483	192,181	13,055	749,719
Securitization recovery trust account	52,340	-	-	52,340
Notes receivable	-	1,088,976	(1,088,976)	-
Accounts receivable:
Customer	560,126	132,896	-	693,022
Allowance for doubtful accounts	(31,322)	(203)	-	(31,525)
Associated companies	25,075	135,992	(161,067)	-
Other	142,315	12,775	(51)	155,039
Accrued unbilled revenues	330,413	331	-	330,744
Total accounts receivable	1,026,607	281,791	(161,118)	1,147,280
Deferred fuel costs	92,763	-	-	92,763
Accumulated deferred income taxes	15,130	-	(10,597)	4,533
Fuel inventory - at average cost	204,914	6,281	-	211,195
Materials and supplies - at average cost	577,648	347,553	-	925,201
Deferred nuclear refueling outage costs	103,870	131,474	-	235,344
System agreement cost equalization	17,689	-	-	17,689
Prepaid taxes	-	167,483	(167,483)	-
Prepayments and other	171,845	197,910	1,931	371,686
TOTAL	2,807,289	2,413,649	(1,413,188)	3,807,750

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,097,271	47,646	(1,097,159)	47,758
Decommissioning trust funds	1,844,520	2,331,305	-	4,175,825
Non-utility property - at cost (less accumulated depreciation)	173,834	73,605	12,086	259,525
Other	363,424	15,601	30,000	409,025
TOTAL	3,479,049	2,468,157	(1,055,073)	4,892,133

PROPERTY, PLANT, AND EQUIPMENT

Electric	35,868,583	4,617,163	3,416	40,489,162
Property under capital lease	811,533	-	-	811,533
Natural gas	350,799	440	-	351,239
Construction work in progress	1,608,941	355,830	753	1,965,524
Nuclear fuel	877,381	667,882	-	1,545,263
TOTAL PROPERTY, PLANT AND EQUIPMENT	39,517,237	5,641,315	4,169	45,162,721
Less - accumulated depreciation and amortization	17,714,300	1,016,514	376	18,731,190
PROPERTY, PLANT AND EQUIPMENT - NET	21,802,937	4,624,801	3,793	26,431,531

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	730,526	-	-	730,526
Other regulatory assets	4,587,122	-	-	4,587,122
Deferred fuel costs	201,118	-	-	201,118
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	9,036	16,592	4,494	30,122
Other	226,808	777,244	(37,846)	966,206
TOTAL	6,128,709	796,909	(33,352)	6,892,266
		-
TOTAL ASSETS	$34,217,984	$10,303,516	$(2,497,820)	$42,023,680

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2012
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$771,090	$16,621	$-	$787,711
Notes payable:
Associated companies	-	-	-	-
Other	201,926	-	154,246	356,172
Account payable:
Associated companies	13,321	7,771	(21,092)	-
Other	1,109,781	252,441	480	1,362,702
Customer deposits	361,174	-	-	361,174
Taxes accrued	454,886	-	(132,026)	322,860
Accumulated deferred income taxes	13,624	43,952	16,114	73,690
Interest accrued	147,211	2,980	8,570	158,761
Deferred fuel costs	127,551	-	-	127,551
Obligations under capital leases	3,816	-	-	3,816
Pension and other postretirement liabilities	44,252	6,622	-	50,874
System agreement cost equalization	55,094	-	-	55,094
Other	92,848	167,468	3,547	263,863
TOTAL	3,396,574	497,855	29,839	3,924,268

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,877,448	933,460	362,308	8,173,216
Accumulated deferred investment tax credits	276,413	-	-	276,413
Obligations under capital leases	35,531	-	-	35,531
Other regulatory liabilities	965,820	-	-	965,820
Decommissioning and retirement cost liabilities	1,940,739	1,515,946	-	3,456,685
Accumulated provisions	364,468	1,284	3,534	369,286
Pension and other postretirement liabilities	2,365,120	686,589	-	3,051,709
Long-term debt	8,824,916	109,034	2,814,203	11,748,153
Other	681,924	611,978	(742,335)	551,567
TOTAL	22,332,379	3,858,291	2,437,710	28,628,380

Subsidiaries' preferred stock without sinking fund	186,510	-	-	186,510

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012	2,161,268	351,095	(2,509,815)	2,548
Paid-in capital	2,417,644	1,448,945	1,486,930	5,353,519
Retained earnings	3,921,206	4,061,821	1,572,832	9,555,859
Accumulated other comprehensive income (loss)	(171,597)	85,509	(50,705)	(136,793)
Less - treasury stock, at cost (77,080,297 shares in 2012)	120,000	-	5,464,611	5,584,611
Total common shareholders' equity	8,208,521	5,947,370	(4,965,369)	9,190,522
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	8,302,521	5,947,370	(4,965,369)	9,284,522

TOTAL LIABILITIES AND EQUITY	$34,217,984	$10,303,516	$(2,497,820)	$42,023,680

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$77,711	$3,754	$3	$81,468
Temporary cash investments	281,921	318,633	12,416	612,970
Total cash and cash equivalents	359,632	322,387	12,419	694,438
Securitization recovery trust account	50,304	-	-	50,304
Notes receivable	-	1,083,918	(1,083,918)	-
Accounts receivable:
Customer	403,321	165,237	-	568,558
Allowance for doubtful accounts	(30,827)	(332)	-	(31,159)
Associated companies	42,847	99,162	(142,009)	-
Other	151,956	13,376	854	166,186
Accrued unbilled revenues	297,265	1,018	-	298,283
Total accounts receivable	864,562	278,461	(141,155)	1,001,868
Deferred fuel costs	209,776	-	-	209,776
Accumulated deferred income taxes	141,804	4,655	(136,603)	9,856
Fuel inventory - at average cost	196,246	5,886	-	202,132
Materials and supplies - at average cost	559,230	335,526	-	894,756
Deferred nuclear refueling outage costs	103,788	127,243	-	231,031
System agreement cost equalization	36,800	-	-	36,800
Prepaid taxes	-	79,165	(79,165)	-
Prepayments and other	67,285	222,049	2,408	291,742
TOTAL	2,589,427	2,459,290	(1,426,014)	3,622,703

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	1,147,271	44,764	(1,147,159)	44,876
Decommissioning trust funds	1,639,951	2,148,080	-	3,788,031
Non-utility property - at cost (less accumulated depreciation)	174,029	71,888	14,519	260,436
Other	374,379	12,044	30,000	416,423
TOTAL	3,335,630	2,276,776	(1,102,640)	4,509,766

PROPERTY, PLANT, AND EQUIPMENT

Electric	34,487,985	4,894,128	3,411	39,385,524
Property under capital lease	809,449	-	-	809,449
Natural gas	343,111	439	-	343,550
Construction work in progress	1,420,163	358,902	658	1,779,723
Nuclear fuel	801,972	744,195	-	1,546,167
TOTAL PROPERTY, PLANT AND EQUIPMENT	37,862,680	5,997,664	4,069	43,864,413
Less - accumulated depreciation and amortization	17,238,272	1,016,507	349	18,255,128
PROPERTY, PLANT AND EQUIPMENT - NET	20,624,408	4,981,157	3,720	25,609,285

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	799,006	-	-	799,006
Other regulatory assets	4,636,871	-	-	4,636,871
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	4,313	9,232	5,458	19,003
Other	198,593	803,552	(46,454)	955,691
TOTAL	6,185,084	815,857	(40,996)	6,959,945
		-
TOTAL ASSETS	$32,734,549	$10,533,080	$(2,565,930)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$245,472	$27,261	$1,920,000	$2,192,733
Notes payable:
Associated companies	-	138,862	(138,862)	-
Other	108,331	-	-	108,331
Account payable:
Associated companies	14,839	36,878	(51,717)	-
Other	787,516	280,663	917	1,069,096
Customer deposits	351,741	-	-	351,741
Taxes accrued	569,641	-	(291,406)	278,235
Accumulated deferred income taxes	54,592	42,613	2,724	99,929
Interest accrued	169,710	490	13,312	183,512
Deferred fuel costs	255,839	-	-	255,839
Obligations under capital leases	3,631	-	-	3,631
Pension and other postretirement liabilities	37,858	6,173	-	44,031
System agreement cost equalization	80,090	-	-	80,090
Other	114,083	158,277	11,171	283,531
TOTAL	2,793,343	691,217	1,466,139	4,950,699

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,680,438	824,393	591,621	8,096,452
Accumulated deferred investment tax credits	284,747	-	-	284,747
Obligations under capital leases	38,421	-	-	38,421
Other regulatory liabilities	737,403	-	(9,210)	728,193
Decommissioning and retirement cost liabilities	1,803,665	1,492,905	-	3,296,570
Accumulated provisions	379,331	1,849	4,332	385,512
Pension and other postretirement liabilities	2,463,493	670,164	-	3,133,657
Long-term debt	8,936,342	107,744	999,627	10,043,713
Other	651,919	639,552	(789,517)	501,954
TOTAL	21,975,759	3,736,607	796,853	26,509,219

Subsidiaries' preferred stock without sinking fund	186,510	55,399	(55,398)	186,511

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2011	2,161,268	327,937	(2,486,657)	2,548
Paid-in capital	2,416,634	1,499,406	1,444,642	5,360,682
Retained earnings	3,417,829	4,118,292	1,910,839	9,446,960
Accumulated other comprehensive income (loss)	(190,794)	104,222	(81,880)	(168,452)
Less - treasury stock, at cost (78,396,988 shares in 2011)	120,000	-	5,560,468	5,680,468
Total common shareholders' equity	7,684,937	6,049,857	(4,773,524)	8,961,270
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,778,937	6,049,857	(4,773,524)	9,055,270

TOTAL LIABILITIES AND EQUITY	$32,734,549	$10,533,080	$(2,565,930)	$40,701,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$5,188	$10,083	$257	$15,528
Temporary cash investments	179,663	(140,289)	379	39,753
Total cash and cash equivalents	184,851	(130,206)	636	55,281
Securitization recovery trust account	2,036	-	-	2,036
Notes receivable	-	5,058	(5,058)	-
Accounts receivable:
Customer	156,805	(32,341)	-	124,464
Allowance for doubtful accounts	(495)	129	-	(366)
Associated companies	(17,772)	36,830	(19,058)	-
Other	(9,641)	(601)	(905)	(11,147)
Accrued unbilled revenues	33,148	(687)	-	32,461
Total accounts receivable	162,045	3,330	(19,963)	145,412
Deferred fuel costs	(117,013)	-	-	(117,013)
Accumulated deferred income taxes	(126,674)	(4,655)	126,006	(5,323)
Fuel inventory - at average cost	8,668	395	-	9,063
Materials and supplies - at average cost	18,418	12,027	-	30,445
Deferred nuclear refueling outage costs	82	4,231	-	4,313
System agreement cost equalization	(19,111)	-	-	(19,111)
Prepaid taxes	-	88,318	(88,318)	-
Prepayments and other	104,560	(24,139)	(477)	79,944
TOTAL	217,862	(45,641)	12,826	185,047

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	(50,000)	2,882	50,000	2,882
Decommissioning trust funds	204,569	183,225	-	387,794
Non-utility property - at cost (less accumulated depreciation)	(195)	1,717	(2,433)	(911)
Other	(10,955)	3,557	-	(7,398)
TOTAL	143,419	191,381	47,567	382,367

PROPERTY, PLANT, AND EQUIPMENT

Electric	1,380,598	(276,965)	5	1,103,638
Property under capital lease	2,084	-	-	2,084
Natural gas	7,688	1	-	7,689
Construction work in progress	188,778	(3,072)	95	185,801
Nuclear fuel	75,409	(76,313)	-	(904)
TOTAL PROPERTY, PLANT AND EQUIPMENT	1,654,557	(356,349)	100	1,298,308
Less - accumulated depreciation and amortization	476,028	7	27	476,062
PROPERTY, PLANT AND EQUIPMENT - NET	1,178,529	(356,356)	73	822,246

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(68,480)	-	-	(68,480)
Other regulatory assets	(49,749)	-	-	(49,749)
Deferred fuel costs	28,916	-	-	28,916
Goodwill	-	-	-	-
Accumulated deferred income taxes	4,723	7,360	(964)	11,119
Other	28,215	(26,308)	8,608	10,515
TOTAL	(56,375)	(18,948)	7,644	(67,679)

TOTAL ASSETS	$1,483,435	$(229,564)	$68,110	$1,321,981

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
September 30, 2012 vs December 31, 2011
(Dollars in thousands)
(Unaudited)

	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$525,618	$(10,640)	$(1,920,000)	$(1,405,022)
Notes payable:
Associated companies	-	(138,862)	138,862	-
Other	93,595	-	154,246	247,841
Account payable:
Associated companies	(1,518)	(29,107)	30,625	-
Other	322,265	(28,222)	(437)	293,606
Customer deposits	9,433	-	-	9,433
Taxes accrued	(114,755)	-	159,380	44,625
Accumulated deferred income taxes	(40,968)	1,339	13,390	(26,239)
Interest accrued	(22,499)	2,490	(4,742)	(24,751)
Deferred fuel costs	(128,288)	-	-	(128,288)
Obligations under capital leases	185	-	-	185
Pension and other postretirement liabilities	6,394	449	-	6,843
System agreement cost equalization	(24,996)	-	-	(24,996)
Other	(21,235)	9,191	(7,624)	(19,668)
TOTAL	603,231	(193,362)	(1,436,300)	(1,026,431)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	197,010	109,067	(229,313)	76,764
Accumulated deferred investment tax credits	(8,334)	-	-	(8,334)
Obligations under capital leases	(2,890)	-	-	(2,890)
Other regulatory liabilities	228,417	-	9,210	237,627
Decommissioning and retirement cost liabilities	137,074	23,041	-	160,115
Accumulated provisions	(14,863)	(565)	(798)	(16,226)
Pension and other postretirement liabilities	(98,373)	16,425	-	(81,948)
Long-term debt	(111,426)	1,290	1,814,576	1,704,440
Other	30,005	(27,574)	47,181	49,612
TOTAL	356,620	121,684	1,640,856	2,119,160

Subsidiaries' preferred stock without sinking fund	-	(55,399)	55,399	-

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2012 and in 2011	-	23,158	(23,158)	-
Paid-in capital	1,010	(50,461)	42,288	(7,163)
Retained earnings	503,377	(56,471)	(338,007)	108,899
Accumulated other comprehensive income (loss)	19,197	(18,713)	31,175	31,659
Less - treasury stock, at cost	-	-	(95,857)	(95,857)
Total common shareholders' equity	523,584	(102,487)	(191,845)	229,252
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	523,584	(102,487)	(191,845)	229,252

TOTAL LIABILITIES AND EQUITY	$1,483,435	$(229,564)	$68,110	$1,321,981

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,321,328	$-	$(968)	$2,320,360
Natural gas	23,557	-	-	23,557
Competitive businesses	-	626,849	(7,206)	619,643
Total	2,344,885	626,849	(8,174)	2,963,560

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	500,218	96,479	(427)	596,270
Purchased power	312,429	35,293	(11,170)	336,552
Nuclear refueling outage expenses	29,714	32,868	-	62,582
Other operation and maintenance	518,830	244,947	1,465	765,242
Decommissioning	27,657	29,139	-	56,796
Taxes other than income taxes	119,676	29,096	277	149,049
Depreciation and amortization	251,099	29,583	1,058	281,740
Other regulatory charges (credits) - net	24,477	-	-	24,477
Total	1,784,100	497,405	(8,797)	2,272,708

OPERATING INCOME	560,785	129,444	623	690,852

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	18,396	-	-	18,396
Interest and investment income	35,772	29,606	(40,888)	24,490
Miscellaneous - net	(4,451)	(3,038)	(3,279)	(10,768)
Total	49,717	26,568	(44,167)	32,118

INTEREST EXPENSE
Interest expense	130,331	3,093	22,376	155,800
Allowance for borrowed funds used during construction	(8,003)	-	-	(8,003)
Total	122,328	3,093	22,376	147,797

INCOME BEFORE INCOME TAXES	488,174	152,919	(65,920)	575,173

Income taxes	187,668	34,153	10,682	232,503

CONSOLIDATED NET INCOME	300,506	118,766	(76,602)	342,670

Preferred dividend requirements of subsidiaries	4,332	-	1,250	5,582

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$296,174	$118,766	$(77,852)	$337,088

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.67	$0.67	$(0.44)	$1.90
DILUTED	$1.66	$0.67	$(0.44)	$1.89

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,517,846
DILUTED				177,975,075

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,734,192	$-	$(591)	$2,733,601
Natural gas	26,439	-	-	26,439
Competitive businesses	-	641,216	(5,703)	635,513
Total	2,760,631	641,216	(6,294)	3,395,553

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	769,546	80,557	(121)	849,982
Purchased power	468,696	18,861	(12,223)	475,335
Nuclear refueling outage expenses	26,602	37,965	-	64,566
Other operation and maintenance	477,866	228,888	2,067	708,821
Decommissioning	27,327	29,140	-	56,467
Taxes other than income taxes	121,924	29,713	408	152,044
Depreciation and amortization	237,197	45,247	1,137	283,581
Other regulatory charges (credits) - net	203,848	-	-	203,848
Total	2,333,006	470,371	(8,732)	2,794,644

OPERATING INCOME	427,625	170,845	2,438	600,909

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	21,516	-	-	21,516
Interest and investment income	40,742	33,611	(41,114)	33,238
Miscellaneous - net	(7,254)	(4,196)	(2,686)	(14,137)
Total	55,004	29,415	(43,800)	40,617

INTEREST EXPENSE
Interest expense	122,556	5,319	9,427	137,301
Allowance for borrowed funds used during construction	(9,713)	-	-	(9,713)
Total	112,843	5,319	9,427	127,588

INCOME BEFORE INCOME TAXES	369,786	194,941	(50,789)	513,938

Income taxes	(158,673)	64,079	(24,537)	(119,131)

CONSOLIDATED NET INCOME	528,459	130,862	(26,252)	633,069

Preferred dividend requirements of subsidiaries	4,332	683	-	5,015

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$524,127	$130,179	$(26,252)	$628,054

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.96	$0.74	$(0.15)	$3.55
DILUTED	$2.95	$0.73	$(0.15)	$3.53

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,950,469
DILUTED				177,723,020

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended September 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(412,864)	$-	$(377)	$(413,241)
Natural gas	(2,882)	-	-	(2,882)
Competitive businesses	-	(14,367)	(1,503)	(15,870)
Total	(415,746)	(14,367)	(1,880)	(431,993)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(269,328)	15,922	(306)	(253,712)
Purchased power	(156,267)	16,432	1,053	(138,783)
Nuclear refueling outage expenses	3,112	(5,097)	-	(1,984)
Other operation and maintenance	40,964	16,059	(602)	56,421
Decommissioning	330	(1)	-	329
Taxes other than income taxes	(2,248)	(617)	(131)	(2,995)
Depreciation and amortization	13,902	(15,664)	(79)	(1,841)
Other regulatory charges (credits )- net	(179,371)	-	-	(179,371)
Total	(548,906)	27,034	(65)	(521,936)

OPERATING INCOME	133,160	(41,401)	(1,815)	89,943

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(3,120)	-	-	(3,120)
Interest and investment income	(4,970)	(4,005)	226	(8,748)
Miscellaneous - net	2,803	1,158	(593)	3,369
Total	(5,287)	(2,847)	(367)	(8,499)

INTEREST EXPENSE
Interest expense	7,775	(2,226)	12,949	18,499
Allowance for borrowed funds used during construction	1,710	-	-	1,710
Total	9,485	(2,226)	12,949	20,209

INCOME BEFORE INCOME TAXES	118,388	(42,022)	(15,131)	61,235

Income taxes	346,341	(29,926)	35,219	351,634

CONSOLIDATED NET INCOME	(227,953)	(12,096)	(50,350)	(290,399)

Preferred dividend requirements of subsidiaries	-	(683)	1,250	567

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(227,953)	$(11,413)	$(51,600)	$(290,966)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(1.29)	$(0.07)	$(0.29)	$(1.65)
DILUTED	$(1.29)	$(0.06)	$(0.29)	$(1.64)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$6,042,658	$-	$(2,906)	$6,039,752
Natural gas	93,444	-	-	93,444
Competitive businesses	-	1,754,774	(22,150)	1,732,624
Total	6,136,102	1,754,774	(25,056)	7,865,820

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,304,446	269,226	(1,407)	1,572,265
Purchased power	903,977	94,978	(32,140)	966,816
Nuclear refueling outage expenses	81,513	102,775	-	184,288
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	1,531,007	725,869	2,882	2,259,758
Decommissioning	84,576	42,065	-	126,641
Taxes other than income taxes	333,916	89,510	903	424,329
Depreciation and amortization	704,741	128,724	3,246	836,711
Other regulatory charges (credits) - net	162,509	-	-	162,509
Total	5,106,685	1,808,671	(26,516)	6,888,841

OPERATING INCOME	1,029,417	(53,897)	1,460	976,979

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	70,986	-	-	70,986
Interest and investment income	113,063	107,041	(125,337)	94,767
Miscellaneous - net	(19,224)	(15,563)	(7,008)	(41,794)
Total	164,825	91,478	(132,345)	123,959

INTEREST EXPENSE
Interest expense	382,961	16,047	53,154	452,162
Allowance for borrowed funds used during construction	(27,877)	-	-	(27,877)
Total	355,084	16,047	53,154	424,285

INCOME BEFORE INCOME TAXES	839,158	21,534	(184,039)	676,653

Income taxes	162,914	(10,036)	(42,738)	110,140

CONSOLIDATED NET INCOME	676,244	31,570	(141,301)	566,513

Preferred dividend requirements of subsidiaries	12,997	-	3,111	16,108

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$663,247	$31,570	$(144,412)	$550,405

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$3.74	$0.18	$(0.81)	$3.11
DILUTED	$3.73	$0.18	$(0.81)	$3.10

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,184,464
DILUTED				177,636,549

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$6,813,271	$-	$(1,733)	$6,811,538
Natural gas	126,453	-	-	126,453
Competitive businesses	-	1,819,439	(17,389)	1,802,050
Total	6,939,724	1,819,439	(19,122)	8,740,041

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,694,393	227,072	(458)	1,921,007
Purchased power	1,269,350	51,855	(32,025)	1,289,180
Nuclear refueling outage expenses	78,433	113,084	-	191,517
Asset impairment	-	-	-	-
Other operation and maintenance	1,410,693	669,383	(3,010)	2,077,066
Decommissioning	81,368	85,861	-	167,229
Taxes other than income taxes	330,232	75,213	1,048	406,493
Depreciation and amortization	676,680	132,655	3,337	812,672
Other regulatory charges (credits) - net	204,338	-	-	204,338
Total	5,745,487	1,355,123	(31,108)	7,069,502

OPERATING INCOME	1,194,237	464,316	11,986	1,670,539

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	59,558	-	-	59,558
Interest and investment income	121,419	97,495	(123,008)	95,906
Miscellaneous - net	(17,255)	(14,115)	(9,128)	(40,498)
Total	163,722	83,380	(132,136)	114,966

INTEREST EXPENSE
Interest expense	364,935	14,701	29,848	409,484
Allowance for borrowed funds used during construction	(27,397)	-	-	(27,397)
Total	337,538	14,701	29,848	382,087

INCOME BEFORE INCOME TAXES	1,020,421	532,995	(149,998)	1,403,418

Income taxes	70,567	213,344	(87,839)	196,072

CONSOLIDATED NET INCOME	949,854	319,651	(62,159)	1,207,346

Preferred dividend requirements of subsidiaries	12,997	2,049	-	15,046

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$936,857	$317,602	$(62,159)	$1,192,300

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.26	$1.79	$(0.35)	$6.70
DILUTED	$5.24	$1.78	$(0.35)	$6.67

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				177,857,667
DILUTED				178,805,215

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Nine Months Ended September 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(770,613)	$-	$(1,173)	$(771,786)
Natural gas	(33,009)	-	-	(33,009)
Competitive businesses	-	(64,665)	(4,761)	(69,426)
Total	(803,622)	(64,665)	(5,934)	(874,221)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(389,947)	42,154	(949)	(348,742)
Purchased power	(365,373)	43,123	(115)	(322,364)
Nuclear refueling outage expenses	3,080	(10,309)	-	(7,229)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	120,314	56,486	5,892	182,692
Decommissioning	3,208	(43,796)	-	(40,588)
Taxes other than income taxes	3,684	14,297	(145)	17,836
Depreciation and amortization	28,061	(3,931)	(91)	24,039
Other regulatory charges (credits )- net	(41,829)	-	-	(41,829)
Total	(638,802)	453,548	4,592	(180,661)

OPERATING INCOME	(164,820)	(518,213)	(10,526)	(693,560)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	11,428	-	-	11,428
Interest and investment income	(8,356)	9,546	(2,329)	(1,139)
Miscellaneous - net	(1,969)	(1,448)	2,120	(1,296)
Total	1,103	8,098	(209)	8,993

INTEREST EXPENSE
Interest expense	18,026	1,346	23,306	42,678
Allowance for borrowed funds used during construction	(480)	-	-	(480)
Total	17,546	1,346	23,306	42,198

INCOME BEFORE INCOME TAXES	(181,263)	(511,461)	(34,041)	(726,765)

Income taxes	92,347	(223,380)	45,101	(85,932)

CONSOLIDATED NET INCOME	(273,610)	(288,081)	(79,142)	(640,833)

Preferred dividend requirements of subsidiaries	-	(2,049)	3,111	1,062

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(273,610)	$(286,032)	$(82,253)	$(641,895)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(1.52)	$(1.61)	$(0.46)	$(3.59)
DILUTED	$(1.51)	$(1.60)	$(0.46)	$(3.57)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2012
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$7,905,395	$-	$(3,664)	$7,901,731
Natural gas	132,809	-	-	132,809
Competitive businesses	-	2,349,108	(28,796)	2,320,312
Total	8,038,204	2,349,108	(32,460)	10,354,852

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,793,612	352,070	(1,711)	2,143,971
Purchased power	1,182,903	102,095	(42,395)	1,242,603
Nuclear refueling outage expenses	108,081	140,308	-	248,389
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	2,070,878	961,958	17,616	3,050,452
Decommissioning	112,352	37,654	-	150,006
Taxes other than income taxes	435,303	117,258	1,301	553,862
Depreciation and amortization	946,514	175,259	4,469	1,126,242
Other regulatory charges (credits) - net	164,129	-	-	164,129
Total	6,813,772	2,242,126	(20,720)	9,035,178

Gain on sale of business	-	-	-	-

OPERATING INCOME	1,224,432	106,982	(11,740)	1,319,674

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	95,733	-	-	95,733
Interest and investment income	150,381	145,942	(168,467)	127,856
Miscellaneous - net	(27,347)	(25,084)	(8,136)	(60,567)
Total	218,767	120,858	(176,603)	163,022

INTEREST EXPENSE
Interest expense	511,659	21,980	60,559	594,198
Allowance for borrowed funds used during construction	(38,373)	-	-	(38,373)
Total	473,286	21,980	60,559	555,825

INCOME BEFORE INCOME TAXES	969,913	205,860	(248,902)	926,871

Income taxes	119,657	2,085	78,589	200,331

CONSOLIDATED NET INCOME	850,256	203,775	(327,491)	726,540

Preferred dividend requirements of subsidiaries	17,329	1,196	3,470	21,995

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$832,927	$202,579	$(330,961)	$704,545

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.71	$1.14	$(1.87)	$3.98
DILUTED	$4.69	$1.14	$(1.86)	$3.97

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				176,927,393
DILUTED				177,560,181

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,694,708	$-	$(2,324)	$8,692,383
Natural gas	169,685	-	-	169,685
Competitive businesses	-	2,431,202	(20,126)	2,411,076
Total	8,864,393	2,431,202	(22,450)	11,273,144

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	2,205,197	296,061	(747)	2,500,512
Purchased power	1,548,137	62,781	(38,376)	1,572,541
Nuclear refueling outage expenses	105,143	151,102	-	256,245
Asset impairment	-	-	-	-
Other operation and maintenance	1,937,845	906,680	(9,439)	2,835,086
Decommissioning	108,084	113,458	-	221,542
Taxes other than income taxes	438,647	100,761	786	540,194
Depreciation and amortization	913,304	175,329	4,542	1,093,174
Other regulatory charges (credits) - net	233,704	-	-	233,704
Total	7,490,061	1,806,172	(43,234)	9,252,998

Gain on sale of business	-	44,173	-	44,173

OPERATING INCOME	1,374,332	669,203	20,784	2,064,319

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	72,949	-	-	72,949
Interest and investment income	185,011	135,923	(162,820)	158,114
Miscellaneous - net	(26,057)	(19,107)	(11,408)	(56,571)
Total	231,903	116,816	(174,228)	174,492

INTEREST EXPENSE
Interest expense	495,664	19,389	41,123	556,177
Allowance for borrowed funds used during construction	(35,102)	-	-	(35,102)
Total	460,562	19,389	41,123	521,075

INCOME BEFORE INCOME TAXES	1,145,673	766,630	(194,567)	1,717,736

Income taxes	77,186	296,377	(96,479)	277,084

CONSOLIDATED NET INCOME	1,068,487	470,253	(98,088)	1,440,652

Preferred dividend requirements of subsidiaries	17,329	2,732	-	20,061

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$1,051,158	$467,521	$(98,088)	$1,420,591

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$5.89	$2.62	$(0.55)	$7.96
DILUTED	$5.86	$2.60	$(0.55)	$7.91

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				178,448,041
DILUTED				179,551,490

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended September 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)
	Utility	Entergy Wholesale Commodities	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(789,313)	$-	$(1,340)	$(790,652)
Natural gas	(36,876)	-	-	(36,876)
Competitive businesses	-	(82,094)	(8,670)	(90,764)
Total	(826,189)	(82,094)	(10,010)	(918,292)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(411,585)	56,009	(964)	(356,541)
Purchased power	(365,234)	39,314	(4,019)	(329,938)
Nuclear refueling outage expenses	2,938	(10,794)	-	(7,856)
Asset impairment	-	355,524	-	355,524
Other operation and maintenance	133,033	55,278	27,055	215,366
Decommissioning	4,268	(75,804)	-	(71,536)
Taxes other than income taxes	(3,344)	16,497	515	13,668
Depreciation and amortization	33,210	(70)	(73)	33,068
Other regulatory charges (credits )- net	(69,575)	-	-	(69,575)
Total	(676,289)	435,954	22,514	(217,820)

Gain on sale of business	-	(44,173)	-	(44,173)

OPERATING INCOME	(149,900)	(562,221)	(32,524)	(744,645)

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	22,784	-	-	22,784
Interest and investment income	(34,630)	10,019	(5,647)	(30,258)
Miscellaneous - net	(1,290)	(5,977)	3,272	(3,996)
Total	(13,136)	4,042	(2,375)	(11,470)

INTEREST EXPENSE
Interest expense	15,995	2,591	19,436	38,021
Allowance for borrowed funds used during construction	(3,271)	-	-	(3,271)
Total	12,724	2,591	19,436	34,750

INCOME BEFORE INCOME TAXES	(175,760)	(560,770)	(54,335)	(790,865)

Income taxes	42,471	(294,292)	175,068	(76,753)

CONSOLIDATED NET INCOME	(218,231)	(266,478)	(229,403)	(714,112)

Preferred dividend requirements of subsidiaries	-	(1,536)	3,470	1,934

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$(218,231)	$(264,942)	$(232,873)	$(716,046)

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$(1.18)	$(1.48)	$(1.32)	$(3.98)
DILUTED	$(1.17)	$(1.46)	$(1.31)	$(3.94)

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended September 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$342,670	$633,069	$(290,399)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	461,005	463,702	(2,697)
Deferred income taxes, investment tax credits, and non-current taxes accrued	233,885	(311,100)	544,985
Changes in working capital:
Receivables	(109,830)	(45,271)	(64,559)
Fuel inventory	10,159	18,134	(7,975)
Accounts payable	135,257	(162,076)	297,333
Prepaid taxes and taxes accrued	57,071	248,052	(190,981)
Interest accrued	(17,774)	(13,903)	(3,871)
Deferred fuel	(46,101)	78,571	(124,672)
Other working capital accounts	(22,933)	81,067	(104,000)
Changes in provisions for estimated losses	1,788	1,346	442
Changes in other regulatory assets	(64,395)	154,198	(218,593)
Changes in pensions and other postretirement liabilities	(40,563)	(43,384)	2,821
Other	91,630	50,102	41,528
Net cash flow provided by operating activities	1,031,869	1,152,507	(120,638)

INVESTING ACTIVITIES
Construction/capital expenditures	(606,180)	(469,375)	(136,805)
Allowance for equity funds used during construction	19,080	22,415	(3,335)
Nuclear fuel purchases	(172,108)	(72,250)	(99,858)
Proceeds from sale of assets and businesses	-	6,531	(6,531)
Changes in securitization account	(14,912)	(9,549)	(5,363)
Payments to storm reserve escrow account	(4,022)	(1,749)	(2,273)
Receipts from storm reserve escrow account	-	-	-
Decrease (increase) in other investments	(107,071)	(17,699)	(89,372)
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	98,872	-	98,872
Proceeds from nuclear decommissioning trust fund sales	471,864	416,730	55,134
Investment in nuclear decommissioning trust funds	(508,544)	(442,834)	(65,710)
Net cash flow used in investing activities	(823,021)	(567,780)	(255,241)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	964,332	460,454	503,878
Treasury stock	21,974	15,931	6,043
Retirement of long-term debt	(829,090)	(391,461)	(437,629)
Repurchase of common stock	-	(75,030)	75,030
Changes in credit borrowings - net	252,460	14,076	238,384
Dividends paid:
Common stock	(147,551)	(146,935)	(616)
Preferred stock	(4,332)	(5,015)	683
Net cash flow provided by (used in) financing activities	257,793	(127,980)	385,773

Effect of exchange rates on cash and cash equivalents	(315)	535	(850)

Net increase (decrease) in cash and cash equivalents	466,326	457,282	9,044

Cash and cash equivalents at beginning of period	283,393	529,858	(246,465)

Cash and cash equivalents at end of period	$749,719	$987,140	$(237,421)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$168,525	$146,032	$22,493
Income taxes	$222	$(88)	$310

Entergy Corporation

Consolidated Cash Flow Statement
Nine Months Ended September 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$566,513	$1,207,346	$(640,833)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,293,667	1,315,730	(22,063)
Deferred income taxes, investment tax credits, and non-current taxes accrued	111,228	(5,979)	117,207
Asset impairment	355,524	-	355,524
Changes in working capital:
Receivables	(162,015)	(213,524)	51,509
Fuel inventory	(9,063)	12,677	(21,740)
Accounts payable	143,596	(238,879)	382,475
Prepaid taxes and taxes accrued	44,625	245,242	(200,617)
Interest accrued	(24,752)	(53,307)	28,555
Deferred fuel	(40,192)	(119,481)	79,289
Other working capital accounts	(131,374)	(31,319)	(100,055)
Changes in provisions for estimated losses	(17,479)	(4,608)	(12,871)
Changes in other regulatory assets	49,250	250,747	(201,497)
Changes in pensions and other postretirement liabilities	(75,104)	(275,690)	200,586
Other	115,364	40,801	74,563
Net cash flow provided by operating activities	2,219,788	2,129,756	90,032

INVESTING ACTIVITIES
Construction/capital expenditures	(1,868,690)	(1,460,668)	(408,022)
Allowance for equity funds used during construction	73,497	61,096	12,401
Nuclear fuel purchases	(412,912)	(475,418)	62,506
Payment for purchase of plant	(645)	(299,590)	298,945
Proceeds from sale of assets and businesses	-	6,531	(6,531)
Changes in securitization account	(2,036)	(443)	(1,593)
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(7,009)	(5,043)	(1,966)
Receipts from storm reserve escrow account	17,884	-	17,884
Decrease (increase) in other investments	(69,995)	(60,693)	(9,302)
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	109,105	-	109,105
Proceeds from nuclear decommissioning trust fund sales	1,416,697	1,053,089	363,608
Investment in nuclear decommissioning trust funds	(1,507,123)	(1,142,364)	(364,759)
Net cash flow used in investing activities	(2,323,227)	(2,395,503)	72,276

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	2,289,494	1,535,634	753,860
Preferred stock	51,000	-	51,000
Treasury stock	56,602	32,889	23,713
Retirement of long-term debt	(2,029,016)	(947,401)	(1,081,615)
Repurchase of common stock	-	(234,632)	234,632
Changes in credit borrowings - net	247,845	30,036	217,809
Dividends paid:
Common stock	(441,292)	(443,290)	1,998
Preferred stock	(15,497)	(15,046)	(451)
Net cash flow provided by (used in) financing activities	159,136	(41,810)	200,946

Effect of exchange rates on cash and cash equivalents	(416)	225	(641)

Net increase (decrease) in cash and cash equivalents	55,281	(307,332)	362,613

Cash and cash equivalents at beginning of period	694,438	1,294,472	(600,034)

Cash and cash equivalents at end of period	$749,719	$987,140	$(237,421)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$422,142	$413,525	$8,617
Income taxes	$42,472	$(11)	$42,483

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended September 30, 2012 vs. 2011
(Dollars in thousands)
(Unaudited)

	2012	2011	Variance

OPERATING ACTIVITIES
Consolidated net income	$726,540	$1,440,652	$(714,112)
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,723,392	1,761,518	(38,126)
Deferred income taxes, investment tax credits, and non-current taxes accrued	(162,822)	188,649	(351,471)
Asset impairment	355,524	-	355,524
Gain on sale of business	-	(44,173)	44,173
Changes in working capital:
Receivables	79,600	(69,838)	149,438
Fuel inventory	(16,347)	(1,316)	(15,031)
Accounts payable	250,505	(66,592)	317,097
Prepaid taxes and taxes accrued	379,425	83,056	296,369
Interest accrued	(5,617)	(24,674)	19,057
Deferred fuel	23,603	(44,917)	68,520
Other working capital accounts	(58,180)	(29,361)	(28,819)
Changes in provisions for estimated losses	(23,957)	1,714	(25,671)
Changes in other regulatory assets	(874,741)	107,195	(981,936)
Changes in pensions and other postretirement liabilities	1,163,047	(214,114)	1,377,161
Other	(341,123)	(197,051)	(144,072)
Net cash flow provided by operating activities	3,218,849	2,890,748	328,101

INVESTING ACTIVITIES
Construction/capital expenditures	(2,448,049)	(2,024,246)	(423,803)
Allowance for equity funds used during construction	98,653	74,487	24,166
Nuclear fuel purchases	(578,987)	(567,349)	(11,638)
Payment for purchase of plant	(347,192)	(299,590)	(47,602)
Proceeds from sale of assets and businesses	-	225,027	(225,027)
Changes in securitization account	(8,853)	(7,206)	(1,647)
NYPA value sharing payment	(72,000)	(72,000)	-
Payments to storm reserve escrow account	(8,391)	(6,756)	(1,635)
Receipts from storm reserve escrow account	17,884	-	17,884
Decrease (increase) in other investments	(20,925)	(153,433)	132,508
Litigation proceeds for reimbursement of spent nuclear fuel storage costs	109,105	-	109,105
Proceeds from nuclear decommissioning trust fund sales	1,723,954	1,685,464	38,490
Investment in nuclear decommissioning trust funds	(1,839,776)	(1,829,380)	(10,396)
Net cash flow used in investing activities	(3,374,577)	(2,974,982)	(399,595)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	3,744,741	3,134,104	610,637
Preferred stock	51,000	-	51,000
Treasury stock	69,898	38,289	31,609
Retirement of long-term debt	(3,518,987)	(3,011,601)	(507,386)
Repurchase of common stock	-	(447,584)	447,584
Redemption of subsidiary common and preferred stock	(30,308)	-	(30,308)
Changes in credit borrowings - net	211,308	40,456	170,852
Dividends paid:
Common stock	(587,607)	(593,461)	5,854
Preferred stock	(21,384)	(20,061)	(1,323)
Net cash flow used in financing activities	(81,339)	(859,858)	778,519

Effect of exchange rates on cash and cash equivalents	(354)	313	(667)

Net increase (decrease) in cash and cash equivalents	(237,421)	(943,779)	706,358

Cash and cash equivalents at beginning of period	987,140	1,930,919	(943,779)

Cash and cash equivalents at end of period	$749,719	$987,140	$(237,421)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$540,888	$547,405	$(6,517)
Income taxes	$40,441	$(831)	$41,272